As filed with the Securities and Exchange Commission on June 8, 2020.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIVUS, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	94-3136179 (I.R.S. Employer Identification Number)

900 E. Hamilton Avenue, Suite 550
Campbell, CA 95008
(650) 934-5200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark Oki
Senior Vice President, Chief Financial Officer and Chief Accounting Officer
VIVUS, Inc.
900 E. Hamilton Avenue, Suite 550
Campbell, CA 95008
(650) 934-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jon Layman Hogan Lovells US LLP 3 Embarcadero Center Suite 1500 San Francisco, CA 94111 (415) 374-2300	John L. Slebir Senior Vice President, Business Development and General Counsel and Secretary VIVUS, Inc. 900 E. Hamilton Avenue, Suite 550 Campbell, CA 95008 (650) 934-5200	Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Stock issuable upon exercise of common warrants(2)(3)

Common Stock issuable upon exercise of placement agent's warrants(2)(4)

Total	$185,500,000	$24,077.90

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

(3)
The proposed maximum aggregate offering price of the shares of common stock issuable upon the exercise of common warrants is $175,000,000.

(4)
Represents common stock issuable to H.C. Wainwright & Co., LLC upon exercise of the Placement Agent's Warrants to purchase a number of shares of common stock equal to 6.0% of the number of shares of common stock and pre-funded warrants being offered by the Registrant pursuant to a registration statement and prospectus being filed concurrently with this registration statement at an exercise price equal to 125% of the public offering price.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 8, 2020

Preliminary Prospectus

                Shares of Common Stock Issuable Upon Exercise of Warrants

          This prospectus relates solely to the offer and sale of shares of our common stock issuable upon exercise of the common warrants and placement agent's warrants (as defined below). We are offering up to                shares of our common stock, par value $0.001 per share, or the common stock, and warrants to purchase up to                 shares of common stock, or the common warrants. Each share of common stock and accompanying common warrant are being sold together at a combined price of $            . Each common warrant will have an exercise price of $            per share, will not be exercisable until we receive stockholder approval of an amendment to our amended and restated certificate of incorporation to increase the number of shares of our authorized common stock so as to permit the exercise in full of the common warrants and such amendment has become effective, and will expire five years from the date on which the common warrants become exercisable. We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser's beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of common stock and will be accompanied by a common warrant to purchase one share of common stock. The purchase price of each pre-funded warrant and the accompanying common warrant will be equal to the price at which a share of common stock and accompanying common warrant are sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.

          Our common stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol "VVUS." On June 5, 2020, the last reported sale price of our common stock on Nasdaq was $1.11 per share. There is no established trading market for the pre-funded warrants or common warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the pre-funded warrants or common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of these warrants will be limited.

          You should read this prospectus, together with the additional information described under the headings "Incorporation of Certain Information by Reference" and "Where You Can Find Additional Information" carefully before you decide to invest in any of our securities.

          Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of certain information that you should carefully consider in connection with an investment in our securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and Common Warrant	Per Pre-Funded Warrant and Common Warrant	Total
Public offering price	$	$	$
Placement Agent's fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)
We have agreed to reimburse H.C. Wainwright & Co., LLC, or the Placement Agent, for certain of its offering-related expenses, including a management fee of 1.0% of the gross proceeds raised in this offering. In addition, we have agreed to issue to designees of the Placement Agent or its affiliates warrants, or placement agent's warrants, to purchase up to a number of shares of common stock equal to 6.0% of the number of the shares of common stock and pre-funded warrants sold in this offering at an exercise price equal to 125% of the public offering price of the common stock and related warrant. See "Plan of Distribution" for additional information and a description of the compensation payable to the Placement Agent.

(2)
We estimate the total expenses of this offering payable by us, excluding the Placement Agent's fees, will be approximately $            .

          We have engaged H.C. Wainwright & Co., LLC as our exclusive Placement Agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. The actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. The securities are expected to be delivered to purchasers on or about                        , 2020.

H.C. Wainwright & Co.

The date of this prospectus is                    , 2020

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ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus we authorize for use in connection with this offering. We have not, and the Placement Agent has not, authorized anyone to provide you with different information, and we and the Placement Agent take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Placement Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus and any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and warrants and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for the person to make the offer or solicitation.

        This prospectus does not contain all of the information that is important to you. Before buying any of the securities that we are offering, you should carefully read this prospectus, all information incorporated by reference in this prospectus, any free writing prospectus we have authorized for use in connection with this offering and the additional information described under "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference." These documents contain information you should consider when making your investment decision.

        To the extent that any statement that we make in this prospectus is inconsistent with statements made in any documents incorporated by reference, the statements made in this prospectus will be deemed to modify or supersede those made in those documents incorporated by reference. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date and that is incorporated by reference in this prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

        Unless otherwise indicated, information contained in this prospectus or the documents incorporated by reference in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on that information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission, or SEC, on March 3, 2020, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed with the SEC on April 29, 2020, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 5, 2020, which are incorporated by reference into this prospectus. These and

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other important factors could cause our future performance to differ materially from our assumptions and estimates. See also "Special Note Regarding Forward-Looking Statements."

        To the extent this prospectus or the documents incorporated by reference in this prospectus contain summaries of the documents referred to, you are directed to the actual documents for complete information. All of the summaries contained in this prospectus and the documents incorporated by reference in this prospectus are qualified in their entirety by the full text of the corresponding documents. Copies of the material agreements referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You may review or obtain copies of those documents as described below under the section entitled "Where You Can Find Additional Information."

        This prospectus contains references to a number of our trademarks that are registered or are subject to pending applications or to which we have common law rights. These include, but are not limited to, the following: VIVUS, Qsymia, Qsiva, PANCREASE, PANCREAZE, STENDRA and SPEDRA. Each trademark, trade name or service mark of any other company appearing in this prospectus or any related free writing prospectus belongs to its holder.

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 PROSPECTUS SUMMARY

        This summary highlights certain information about us, this offering and other information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete, does not contain all of the information that you should consider before deciding whether to invest in our common stock and warrants, and is qualified in its entirety by the more detailed information in this prospectus and the information incorporated by reference in this prospectus. Before investing in our common stock and warrants, you should carefully read this entire prospectus, including our financial statements and the related notes and other documents incorporated by reference into this prospectus, and the risks and uncertainties described under "Risk Factors" in this prospectus beginning on page 8.

        Except as otherwise indicated in this prospectus or as the context otherwise requires, references in this prospectus to "VIVUS," the "Company," "we," "us" and "our" refer to VIVUS, Inc., a Delaware corporation, and its wholly-owned subsidiaries.

Company Overview

        We are a specialty pharmaceutical company with three approved therapies and one product candidate in clinical development:

  •
  Qsymia® (phentermine and topiramate extended release) is approved by the U.S. Food and Drug Administration, or FDA, for chronic weight management. We commercialize Qsymia in the United States through a specialty sales force supported by an internal commercial team and license the commercial rights to Qsymia in South Korea.

  •
  PANCREAZE®/PANCREASE® MT (pancrelipase) is approved by the FDA and by Health Canada for the treatment of exocrine pancreatic insufficiency due to cystic fibrosis or other conditions. We commercialize PANCREAZE in the United States through a specialty sales force supported by an internal commercial team.

  •
  STENDRA® (avanafil) is approved by the FDA for erectile dysfunction, or ED, and by the European Commission under the trade name SPEDRA, for the treatment of ED in the European Union. We license the commercial rights to STENDRA/SPEDRA in the United States, European Union and other jurisdictions.

  •
  VI-0106 (tacrolimus) is in clinical development and is being studied in patients with pulmonary arterial hypertension.

        In April 2018, we added John Amos as our Chief Executive Officer and a member of the VIVUS Board of Directors. With the addition of Mr. Amos, we announced a turnaround plan of building a portfolio of cash flow generating assets to leverage our expertise in commercializing specialty pharmaceutical assets. In June 2018, we completed the first acquisition under this strategy as we acquired all product rights for PANCREAZE (pancrelipase) in the United States and PANCREASE MT in Canada for $135.0 million in cash from Janssen Pharmaceuticals, Inc. PANCREAZE is a prescription medicine used to treat people who cannot digest food normally because their pancreas does not make enough enzymes due to cystic fibrosis or other conditions. We are supporting PANCREAZE in the U.S. market by leveraging our existing commercial infrastructure and 10 sales representatives in the United States focused on gastro-intestinal and cystic fibrosis physicians.

Restructuring Support Agreement and Refinancing our Debt

        In addition to this offering, we are currently in negotiations regarding a potential debt financing. We intend to use the proceeds from this offering and any proceeds received from any potential debt financing to refinance existing indebtedness, including our Convertible Notes (as well as the reasonable fees and expenses of the sole holder of our Convertible Notes), as described below. We do not intend to complete this offering if we are not able to raise an amount from this offering and from any debt financing sufficient to pay all amounts due under the Convertible Notes (as well as the note holder's reasonable fees and expenses) and, if required, the 2024 Notes (as defined below).

        As of May 1, 2020, our outstanding debt consisted of $170.2 million principal amount of our 4.50% convertible senior notes due May 1, 2020, or the Convertible Notes, and $61.4 million principal amount of our 10.375% senior secured notes due June 30, 2024 (without giving effect to unamortized premium and debt issuance costs), or 2024 Notes. We do not currently have sufficient cash and/or credit facilities in place to pay the full outstanding principal amount of debt that became due May 1, 2020.

        On April 29, 2020, we entered into an agreement with Icahn Enterprises Holdings L.P. (dba IEH Biopharma LLC), or IEH Biopharma, which held a principal amount of approximately $170.2 million of the Convertible Notes as of that date. In accordance with the terms of the agreement, we paid IEH Biopharma $3.8 million in accrued and unpaid interest on the Convertible Notes and IEH Biopharma granted us a grace period until June 1, 2020 for the repayment of the principal amount of the Convertible Notes during which the two parties were to work exclusively to attempt to restructure the outstanding principal amount of the Convertible Notes, subject to the terms and conditions contained therein. In addition, under the agreement, on May 1, 2020 we settled approximately $11.4 million of outstanding principal amount of the Convertible Notes representing payment owed to all holders other than IEH Biopharma and approximately $4 million representing all accrued and unpaid interest payable and due on that date to all holders including IEH Biopharma.

        On May 31, 2020 we entered into a restructuring support agreement with IEH Biopharma as the sole holder of the Convertible Notes which, among other things, grants an extension of the grace period described above through July 13, 2020, subject to certain termination events.

        Under the restructuring support agreement, we have until June 30, 2020 to complete a refinancing to pay in full all amounts due and owing under the Convertible Notes as well as IEH Biopharma's reasonable fees and expenses. If we are unable to complete the refinancing of the Convertible Notes by June 30, 2020, then pursuant to the terms of the restructuring support agreement, we will pursue a restructuring pursuant to a plan of reorganization and file petitions for voluntary relief under chapter 11 of the United States Bankruptcy Code on or before July 13, 2020. The terms of any such plan of reorganization will be consistent with the term sheet attached to the restructuring support agreement and remains subject to our filing of petitions for voluntary relief under the United States Bankruptcy Code, solicitation of votes, confirmation of the plan by the applicable bankruptcy court and other closing conditions. In connection with our entry into the restructuring support agreement, we paid $1.0 million aggregate principal amount of the outstanding Convertible Notes, reducing the principal amount to $169.2 million.

        In addition to this offering, we are currently in negotiations regarding potential debt financing to refinance our existing indebtedness, including the Convertible Notes. If we incur additional indebtedness to refinance the Convertible Notes, we intend to repay the 2024 Notes, the terms of which restrict us from otherwise incurring such additional indebtedness. We do not intend to complete this offering if we are not able to raise an amount from this offering and any source of debt financing sufficient to pay all amounts due under the Convertible Notes, as well as IEH Biopharma's reasonable fees and expenses, and, if required, the 2024 Notes. However, we will not know until the completion of this offering the amount of proceeds we will receive through the issuance of securities in this offering and how much, if any, we will receive through the incurrence of debt. The issuance of common stock and warrants to purchase common stock in this offering will result in dilution to our existing stockholders and investors purchasing securities in this offering. The more common stock and warrants we issue, the greater the dilution will be to our existing stockholders and investors purchasing securities in this offering. The incurrence of indebtedness may subject our existing stockholders and investors purchasing securities in this offering to risks arising in connection with the debt that may then be outstanding. Among other risks, lenders may be able to accelerate the debt obligations upon certain events of default. If repayment is accelerated, it would be unlikely that we would be able to repay the amounts then due under the indebtedness or our other outstanding indebtedness, including any interest.

        Our independent registered public accounting firm's audit report on our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. Our audited consolidated financial statements for the year ended December 31, 2019 and unaudited condensed consolidated financial statements for the quarter ended March 31, 2020 have been prepared assuming the Company will continue as a going concern. Our significant indebtedness that is currently due and matured as well as our negative cash flow from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. The audited financial statements and unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Even if adequate funds become available, including through this offering, we may need to raise additional funds in the future to finance operations and pursue development and commercial opportunities.

Risks Associated with This Offering and Our Business

        The securities offered in this offering, our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to purchase any of our common stock and warrants. In particular, you should consider the following risks, which are discussed more fully under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as the additional risks described under "Risk Factors."

  •
  In addition to this offering, we also may need to complete a debt financing in connection with or following this offering to pay in full our Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) by June 30, 2020 in accordance with the terms of the restructuring support agreement with IEH Biopharma and, if required, our 2024 Notes. This debt might be on terms that are onerous to us and our stockholders.

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  Even if we successfully pay all amounts due and owing under the Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) by June 30, 2020 and, if required, all amounts due and owing under the 2024 Notes, we might need to raise additional capital to fund the working capital requirements of our business and achieve our stated financial, strategic and other goals. This capital might not be available on acceptable terms or at all. We have a large accumulated deficit and a history of losses and our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

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  If we are unable to maintain compliance with the requirements of the Nasdaq Global Select Market ("Nasdaq"), our common stock might be delisted from Nasdaq and there might be other adverse consequences under our material agreements with lenders and other counterparties.

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  The widespread domestic and global impact of the novel coronavirus (COVID-19) pandemic, including on our supply chain, distribution networks, sales force, customers, employees, and financial markets, could have a materially adverse effect on our business, financial condition and results of operations.

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  We depend on sole-source suppliers, third parties and collaborative partners to successfully produce and distribute our products.

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  We depend on licensed rights to Qsymia, PANCREAZE and STENDRA/SPEDRA. If we default on material obligations under those licenses, we could lose rights to these drugs.

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  We are required to maintain ongoing compliance with regulatory obligations and restrictions, which may result in significant expense or limit our ability to commercialize our drugs.

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  We are subject to the risk of litigation and related liabilities, including as a result of product liability claims or securities-related class action and shareholder litigation.

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  Our stock price has been volatile and will continue to be volatile.

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  Our success and sales depend on our ability and that of our current or future collaborators to effectively and profitably commercialize Qsymia, PANCREAZE and STENDRA/SPEDRA.

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  The pursuit of the restructuring of our capital structure has consumed a substantial portion of the time and attention of our management, which may have a material adverse effect on our business and results of operations.

Corporate Information

        Our principal executive offices are located at 900 E. Hamilton Avenue, Suite 550, Campbell, California 95008, and our telephone number is (650) 934-5200. Our corporate website is located at www.vivus.com. The information on our website is for informational purposes only and should not be relied upon in connection with making any decision with respect to an investment in our securities. We have included our website address in this prospectus solely as an inactive textual reference. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it a part of, this prospectus or any document filed with the SEC. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC's website at www.sec.gov.

Implications of Being a Smaller Reporting Company

        We are a "smaller reporting company" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, and Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of some of the scaled disclosure provisions available to smaller reporting companies in, among other public filings, the periodic and current reports we file with the SEC under the Exchange Act. This means that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. For so long as we remain a smaller reporting company, we are permitted, and intend to rely on, exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies. As a result, the information that we provide may be different than you might receive from other public reporting companies in which you hold equity interests.

 THE OFFERING

Common stock offered by us in this offering	shares of common stock. Each share of common stock and accompanying common warrant are being sold together at a combined public offering price of $ .
Pre-funded warrants offered by us in this offering
We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser's beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying common warrant will equal the price at which a share of common stock and accompanying common warrant are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.
For each pre-funded warrant we sell, the number of shares of common we are offering will be decreased on a one-for-one basis.
Common warrants offered by us in this offering
We are offering common warrants to purchase up to an aggregate of shares of common stock accompanying each share of common stock or pre-funded warrant sold in this offering. Each common warrant is exercisable for one share of our common stock. Each common warrant will have an exercise price per share of common stock of $ , will be exercisable on or after the date of effectiveness of the Authorized Common Stock Increase and will expire on the fifth anniversary of the date on which the common warrants become exercisable. The common warrants will be immediately separable from each share of common stock or pre-funded warrant.

Common stock to be outstanding after this offering	179,904,734 shares, assuming the sale of the maximum number of shares of our common stock and no sales of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and assuming none of the warrants issued in this offering are exercised. Assuming the exercise of all of the common warrants (which will not be exercisable until the date of effectiveness of the Authorized Common Stock Increase), there would be 341,941,771 shares of our common stock outstanding after this offering.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $ million, assuming the sale of the maximum number of shares of stock offered in this offering at the public offering price of $ per share of common stock and related warrant and assuming no sales of pre-funded warrants, after deducting estimated placement agent fees and estimated offering expenses payable by us, and assuming that none of the warrants issued in this offering are exercised in cash. However, because this is a best efforts offering, the actual offering amount, placement agent fees and net proceeds to us are not currently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the proceeds from this offering and a potential debt financing to pay in full all amounts due and owing under the Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) in accordance with the terms of the restructuring support agreement with IEH Biopharma and, if required, our 2024 Notes. We currently intend to use any remaining proceeds from this offering for general corporate purposes, the funding of clinical trials, commercial expenses and research and development, including VI-0106 development. See "Use of Proceeds" for more information.
Risk factors
An investment in our securities involves a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus and the other documents incorporated by reference into this prospectus for a discussion of certain information that you should carefully consider in connection with an investment in our securities.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol "VVUS." There is no established trading market for the pre-funded warrants or common warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the pre-funded warrants or common warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of these warrants will be limited.

        The number of shares of our common stock that will be outstanding after this offering is based on 17,867,697 shares of our common stock outstanding as of June 1, 2020 and excludes:

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  3,096,628 shares of common stock issuable upon the exercise of stock options outstanding as of June 1, 2020 at a weighted average exercise price of approximately $16.60 per share;

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  88 shares of common stock issuable upon vesting of restricted stock units outstanding as of June 1, 2020;

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  540,459 shares of common stock reserved for future issuance under our equity incentive plan as of June 1, 2020 (excluding shares of our common stock issuable upon the exercise of outstanding stock options and shares of our common stock subject to restricted stock awards shown above);

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  398,327 shares of common stock reserved for future issuance under our employee stock purchase plan as of June 1, 2020;

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  1,270,125 shares of common stock issuable upon exercise of outstanding warrants as of June 1, 2020 at a weighted-average exercise price of approximately $3.27 per share; and

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                  shares of our common stock issuable upon exercise of the common warrants offered in this offering and the warrants to be issued as compensation to the Placement Agent, or placement agent's warrants.

        Unless otherwise stated, all information in this prospectus, including this section captioned "The Offering," assumes:

  •
  no exercise of our outstanding stock options or warrants into shares of common stock;

  •
  no vesting of the outstanding restricted stock units described above; and

  •
  no exercise of the common warrants, the pre-funded warrants or the placement agent's warrants.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the following risks and uncertainties as well as the risks and uncertainties described in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as in our subsequent quarterly and annual reports filed with the SEC, which descriptions are incorporated in this prospectus by reference in their entirety. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described below or in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. You should carefully consider the following information about risks, together with the other information contained in this prospectus, before making an investment in our common stock.

RISKS RELATING TO OUR COMMON STOCK, OUR WARRANTS AND THIS OFFERING

Even if this offering and any potential debt financing are successful, we may require substantial additional capital in the future, which may not be available on acceptable terms or at all. If we are unable to raise additional capital when needed, we may be forced to delay, reduce and/or eliminate one or more of our commercialization initiatives, research and development programs, or other operations.

        Even if this offering and any potential debt financing are successful and we refinance our existing indebtedness, we may require substantial additional capital in the future for working capital, debt service, research and development and other needs. Accordingly, we may need to obtain substantial additional funding to maintain our continuing operations. We may attempt to raise additional funds through various sources, including the offering of additional equity securities or the incurrence of debt. Our ability to raise additional capital may be adversely impacted by potential adverse domestic or global economic conditions or disruptions to and volatility in the credit and financial markets, including those resulting from the ongoing COVID-19 pandemic. If we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce or eliminate one or more of our commercialization initiatives, research and development programs, market expansion or commercial partnership opportunities, or other operations. In addition, we may be unable to execute our growth strategy, and operating results may be adversely affected and potentially curtail operations.

This is a best efforts offering. We may not raise the amount of capital we believe is required to pay all amounts due under the Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) and, if required, our 2024 Notes, and we may need to incur substantial indebtedness in order to raise sufficient capital.

        The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Accordingly, we may need to raise additional funds through debt financing, which may not be available or may not be available on terms acceptable to us. We do not intend to complete this offering if we are not able to raise an amount of funds from this offering and any other financing sources sufficient to pay all amounts due under the Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) and, if required, our 2024 Notes.

If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution in your investment.

        Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on the combined assumed public offering price of $        per share of common stock and accompanying warrant being sold in this offering, which is the last reported sale price of our common stock on Nasdaq on June     , 2020, assuming no sale of any pre-funded warrants and after deducting discounts and commissions and estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $        per share with respect to the net tangible book value of the common stock. See the section entitled "Dilution" for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our stock price has been and is expected to continue to be volatile.

        The market price of our common stock has been volatile and is likely to continue to be volatile. In addition, our common stock can trade in small volumes which may make the price of our stock highly volatile. The last reported price of our common stock may not represent the price at which you would be able to buy or sell shares of our common stock. The market prices for the stock of companies comparable to us have been highly volatile. Often, the market prices for the stock of companies comparable to us have experienced significant price and volume fluctuations for reasons that may be related or unrelated to the operating performance of the individual companies. In addition, like our common stock, securities of publicly traded companies generally and in the biotechnology and life science sectors in particular have experienced significant volatility, including for reasons that may be unrelated to the operating performance of the individual companies. Factors giving rise to the past or current and expected future volatility of our common stock may include:

  •
  our ability to refinance our Convertible Notes and other indebtedness and comply with the terms of the restructuring support agreement with IEH Biopharma;

  •
  the widespread domestic and global impact of the COVID-19 pandemic, including on our customers, suppliers and other counterparties, employees, and financial markets;

  •
  our ability and that of our collaboration partners to meet the expectations of investors related to the production and commercialization of Qsymia, PANCREAZE and STENDRA/SPEDRA;

  •
  our ability to meet the expectations of investors related to the commercialization of the VIVUS Healthcare Platform;

  •
  our ability to obtain marketing authorization for our products in foreign jurisdictions, including authorization from the European Commission for Qsymia in the European Union;

  •
  the costs, timing and outcome of post-approval clinical studies which FDA has required us to perform as part of the approval for Qsymia;

  •
  the cost required to maintain the Risk Evaluation and Mitigation Strategy program for Qsymia;

  •
  results within the clinical trial programs for Qsymia or other results or decisions affecting the development of our investigational drug candidates;

  •
  announcements of technological innovations or new products by us or our competitors;

  •
  approval of, or announcements of, other anti-obesity compounds in development;

  •
  publication of generic drug combination weight loss data by outside individuals or companies;

  •
  actual or anticipated fluctuations in our financial results;

  •
  our ability to obtain needed financing;

  •
  sales by insiders or major stockholders;

  •
  economic conditions in the United States and abroad;

  •
  the volatility and liquidity of the financial markets;

  •
  comments by or changes in assessments of us or financial estimates by security analysts;

  •
  negative reports by the media or industry analysts on various aspects of our products, our performance and our future operations;

  •
  the status of the cardiovascular outcomes trial (CVOT) with respect to Qsymia and our related discussions with FDA;

  •
  adverse regulatory actions or decisions;

  •
  any loss of key management;

  •
  deviations in our operating results from the estimates of securities analysts or other analyst comments;

  •
  discussions about us or our stock price by the financial and scientific press and in online investor communities;

  •
  trading activity by highly technical investors utilizing sophisticated algorithms and high frequency trading;

  •
  investment activities employed by short sellers of our common stock;

  •
  developments or disputes concerning patents or other proprietary rights;

  •
  reports of prescription data by us or from independent third parties for our products;

  •
  licensing, product, patent or securities litigation; and

  •
  public concern as to the safety or efficacy of our drugs or future investigational drug candidates developed by us.

        The factors and fluctuations described above, as well as domestic and global macroeconomic, political and other market conditions, including those related to the COVID-19 pandemic, may adversely affect the market price of our common stock. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain or recruit key employees, all of whom have been or will be granted equity awards as an important part of their compensation packages.

Our warrants are expected to become exercisable for shares of our common stock, which would increase the number of shares eligible for future resale in the public market and result in substantial dilution to stockholders.

        Each common warrant offered in this offering entitles the holder to purchase one share of our common stock, subject to adjustment, and is expected to become exercisable following our receipt of stockholder approval, if any, of an amendment to our amended and restated certificate of incorporation, or certificate of incorporation, to increase the number of shares of our authorized common stock so as to permit the exercise in full of the common warrants and placement agent's warrants and such amendment has become effective. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the then existing holders of shares of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of shares in the public market could adversely affect the market price of our shares of common stock, among other effects.

If we issue additional shares of common stock in the future, you may experience immediate and substantial dilution and our stock price may decline.

        We may from time to time issue additional shares of common stock, or securities convertible into, exchangeable or exercisable for shares of common stock, including at a discount from the current market price of our common stock. Any sales of additional shares, without regard to the price of the shares sold, will result in additional dilution to our stockholders, including investors who purchase shares of common stock (or pre-funded warrants) and accompanying warrants in this offering, and may result in a significant decline in the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. Investors would experience immediate dilution upon the purchase of any shares of our common stock sold at a discount. In addition, the exercise of outstanding stock options and warrants by the holders of those options and warrants and the vesting of outstanding restricted stock units may result in further dilution of your investment.

You will be unable to exercise the common warrants unless we receive stockholder approval and file an amendment to our certificate of incorporation.

        The common warrants issued in this offering will not be exercisable unless we receive stockholder approval of an amendment to our certificate of incorporation to increase the number of shares of our authorized common stock so as to permit the exercise in full of the common warrants and placement agent's warrants and such amendment has become effective. The common warrants will expire five years from the date on which the common warrants become exercisable.

        Following the completion of this offering, we expect to file a proxy statement for the solicitation of stockholder approval to amend our certificate of incorporation to increase the number of authorized shares of common stock to permit the exercise in full of the common warrants and placement agent's warrants. If we do not obtain stockholder approval for the increase in our number of authorized shares of common stock, the common warrants and placement agent's warrants will not be exercisable. In such a case, we intend, on a future date, to continue to solicit stockholder approval for the increase the number of authorized shares of common stock.

There is no public market for the warrants being offered in this offering.

        There is no established public trading market for the pre-funded warrants or common warrants being offered in this offering, and we do not expect an active trading market to develop. In addition, we do not intend to apply to list the pre-funded warrants or common warrants on Nasdaq, any other securities exchange or any nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited.

Future sales of our common stock, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

        Future sales in the public market of shares of our common stock, including shares we may offer in the future, as referred to in the foregoing risk factors, or shares issued upon exercise of stock options or warrants, or the perception by the market that these sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional capital.

Fluctuations in our operating results could adversely affect the price of our common stock.

        Our operating results may fluctuate significantly on a quarterly and annual basis and are difficult to predict. Our operating expenses are largely independent of sales in any particular period. We believe that our quarterly and annual results of operations may be negatively affected by a variety of factors. Some of the factors include, but are not limited to, the level of patient demand for Qsymia and PANCREAZE, the ability of our distribution partners to process and ship product on a timely basis, the success of our third-party's manufacturing efforts to meet customer demand, fluctuations in foreign exchange rates, investments in sales and marketing efforts to support the sales of Qsymia and STENDRA/SPEDRA, investments in the research and development efforts, and expenditures we may incur to acquire additional products. Period-to-period comparisons of our historical and future financial results may not be meaningful, and investors should not rely on them as an indication of future performance. Our fluctuating results may fail to meet the expectations of securities analysts or investors. If one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, the trading price of our stock could decline.

Holders of warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our common stock.

        Until holders of pre-funded warrants or common warrants acquire shares of our common stock upon exercise of such warrants (in the case of the common warrants, after these warrants have become exercisable), holders of pre-funded warrants or common warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the pre-funded warrants or common warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Because we have not paid dividends on our common stock since our inception and may never pay dividends, you will benefit from an investment in our common stock only if our common stock appreciates in value.

        We have not paid any dividends on our common stock since our inception. We do not intend to declare or pay any dividends on our common stock in the foreseeable future and may never pay dividends. In addition, certain of our financing arrangements place restrictions on, and any future financing arrangements may further limit or prohibit, our ability to pay dividends. Any return to stockholders will therefore be limited to the appreciation in value of any shares of our common stock they may own.

Significant holders or beneficial holders of our common stock may not be permitted to exercise pre-funded warrants or common warrants that they hold.

        The pre-funded warrants and common warrants being offered hereby will prohibit a holder from exercising its pre-funded warrants or common warrants if doing so would result in such holder (together with such holder's affiliates and any other persons acting as a group together with such holder or any of such holder's affiliates) beneficially owning more than 4.99% of our common stock outstanding immediately after giving effect to the exercise, provided that, at the election of a holder and notice to us, such beneficial ownership limitation as to such holder shall be up to 9.99% of our common stock outstanding immediately after giving effect to the exercise. As a result, if you hold a significant amount of our securities, you may not be able to exercise your pre-funded warrants or common warrants for shares of our common stock, in whole or in part, at a time when it would be financially beneficial for you to do so.

The pre-funded warrants in this offering are speculative in nature.

        The pre-funded warrants in this offering do not confer any rights of ownership of our common stock on their holders, but rather merely represent the right to acquire shares of our common stock at a fixed price. In addition, following this offering, the market value of the pre-funded warrants, if any, is uncertain and there can be no assurance that the market value of the pre-funded warrants will equal or exceed their imputed offering price. The pre-funded warrants will be not listed or quoted for trading on any market or exchange.

RISKS RELATING TO OUR INDEBTEDNESS, RESTRUCTURING AND FINANCIAL CONDITION

We may incur substantial additional indebtedness in connection with or following the closing of this offering. Holders of our new and existing debt obligations will have priority over the holders of our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to dividends. Such indebtedness could negatively affect the value of our common stock.

        We are currently in negotiations to refinance our existing debt and we may incur substantial additional indebtedness in connection with or following the closing of this offering. We do not intend to complete this offering if we are not able to raise a sufficient amount from this offering and any potential debt financing to pay all amounts due under the Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) and, if required, our 2024 Notes. However, we will not know until the completion of this offering how much we will raise through the issuance of common stock and warrants to purchase common stock and how much we will raise through the incurrence of indebtedness. We expect that, following the completion of this offering and any potential debt offering, we may have outstanding more than $125 million in aggregate indebtedness even after we pay our Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) and our 2024 Notes. If we incur such additional indebtedness, our existing stockholders and investors purchasing securities in this offering will be subject to risks arising in connection with such a substantial amount of indebtedness that may then be outstanding (including those described below). Our incurrence of indebtedness could negatively affect the market price of our common stock.

        Moreover, upon certain events of default under the terms of our existing and contemplated agreements and indentures governing our indebtedness, debt holders could exercise their rights under such agreements to accelerate the obligations thereunder. If repayment is accelerated, it would be unlikely that we would be able to repay the total then-outstanding amounts of indebtedness, including any interest.

        If we are unable to pay our debt when due, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt or equity capital on terms that may be onerous or highly dilutive. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. We may not be able to undertake any of these alternatives or engage in these activities on acceptable terms, which could result in a default on our debt obligations.

        In addition, in the event of our insolvency or liquidation, holders of our common stock will not be entitled to receive any payment or other distribution of assets until after all of our obligations to our debt holders have been satisfied and holders of our debt have received any payments and other distributions due to them.

If we complete a debt financing that we might enter into in connection with or following this offering, we will have a substantial amount of debt, which could adversely affect our business and financial position and, among other things, our ability to raise additional capital our ability to satisfy our financial obligations.

        If we complete a potential debt financing in connection with or following this offering, we will have a substantial amount of debt, which could adversely affect, among other things, our business and financial position, our ability to raise additional capital, and our ability to satisfy our financial obligations. Accordingly, the impact of the indebtedness may include, but may not be limited to, the following:

  •
  make it difficult for us to satisfy our financial obligations, including with respect to any such indebtedness;

  •
  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, or other general business purposes;

  •
  require us to use a substantial portion of our cash flow from operations to make debt service payments instead of other purposes, thereby reducing the amount of cash flow available for future working capital, capital expenditures, acquisitions, or other general business purposes;

  •
  limit our flexibility to plan for, or react to, changes in our business and industry;

  •
  place us at a competitive disadvantage compared with our less-leveraged competitors;

  •
  increase our vulnerability to the impact of adverse economic, competitive, and industry conditions; and

  •
  increase our cost of borrowing.

        In addition, we expect that the agreements governing our potential debt financing will contain restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness outstanding after the completion of this offering and any debt financing. Furthermore, we may be able to incur substantial additional indebtedness in the future. If new indebtedness is added to our indebtedness outstanding after the completion of this offering and any debt financing, the risks relating to indebtedness that we will face could intensify.

We may not be able to successfully refinance our debt, and if we are not able to repay our debt in full by June 30, 2020, our restructuring support agreement provides that existing stockholders will receive a pro rata cash payment and lose their entire equity interest in the Company.

        We do not intend to complete this offering if we are not able to raise an amount of funds from this offering and any other financing sources sufficient to pay all amounts due under the Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) and, if required, the 2024 Notes. However, if we are not able to complete the refinancing of the Convertible Notes by June 30, 2020, then pursuant to the terms of the restructuring support agreement, we will pursue a restructuring pursuant to a plan of reorganization and file petitions for voluntary relief under chapter 11 of the United States Bankruptcy Code on or before July 13, 2020, as described below.

        On April 29, 2020, we entered into an agreement with Icahn Enterprises Holdings L.P. (dba IEH Biopharma LLC), or IEH Biopharma, which held a principal amount of approximately $170.2 million of the Convertible Notes. In accordance with the terms of the agreement, we paid IEH Biopharma $3.8 million in accrued and unpaid interest on the Convertible Notes and IEH Biopharma granted us a 30-day grace period for the repayment of the principal amount of the Convertible Notes during which the two parties were to work exclusively to attempt to restructure the outstanding principal amount of the Convertible Notes. In addition, under the agreement, we settled approximately $11 million of outstanding principal amount of the Convertible Notes owed to all holders other than IEH Biopharma and approximately $4 million representing all accrued and unpaid interest payable and due on that date to all holders including IEH Biopharma.

        On May 31, 2020 we entered into a restructuring support agreement with IEH Biopharma as the sole holder of the Convertible Notes which, among other things, grants an extension of the grace period described above through July 13, 2020, subject to certain termination events. Under the agreement, we have until June 30, 2020 to complete a refinancing to pay in full in cash all amounts due and owing under the Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses). In addition, we will continue to work with IEH Biopharma on an exclusive basis in respect of any restructuring, financing or other material transaction concerning us or our assets, other than such refinancing.

        In accordance with the terms of the restructuring support agreement, if we are unable to pay in full all amounts due under the Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) on or before June 30, 2020, we and IEH Biopharma will exclusively pursue, on or before July 13, 2020, an in court plan of reorganization consistent with the restructuring term sheet agreed to as part of the restructuring support agreement. The plan of reorganization remains subject to our filing of petitions for voluntary relief under the United States Bankruptcy Code, solicitation of votes, confirmation of the plan by the applicable bankruptcy court and other closing conditions. In the event certain conditions are satisfied under the plan of reorganization, our existing stockholders will receive (1) a pro rata share of $5 million and (2) a non-transferable contractual contingent value right to earn another $2 per share if certain financial milestones are met in 2021 and 2022. Additionally, IEH Biopharma will take 100% ownership of VIVUS.

We have a history of losses and our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

        As of March 31, 2020, our accumulated deficit was approximately $917.2 million and our cash and cash equivalents were $32.9 million, which does not include net proceeds from a registered direct offering of our common stock completed in April 2020 in the amount of approximately $10.5 million. Even if we successfully restructure or refinance our existing debt obligations, we expect to continue to incur operating and net losses for the foreseeable future. Our independent registered public accounting firm's audit report on our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as amended, includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. Although our financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in our company. Even if a financial restructuring or refinancing is consummated, whether by means of an out-of-court agreement or restructuring or an in-court restructuring, we will continue to face a number of risks, including our ability to repay our remaining debt, implement our strategic initiatives and bring our products to market. Accordingly, we cannot guarantee that the proposed financial restructuring will achieve our stated goals nor can we give any assurance of our ability to continue as a going concern. As a result of the substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act about VIVUS, Inc. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are not statements of historical fact. Forward looking statements can generally be identified in this prospectus by the use of forward-looking words such as "believes", "expects", "may", "will", "could", "should", "projects", "plans", "goal", "targets", "potential", "estimates", "pro forma", "seeks", "intends" or "anticipates" or the negative of these words or comparable expressions. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of VIVUS, Inc. We caution our stockholders and other readers not to place undue reliance on these statements. The risks and uncertainties that may affect the operations, performance, development, and results of our business include but are not limited to:

Risks and uncertainties related to our business, indebtedness, restructuring and financial condition:

  •
  our ability to refinance our Convertible Notes and other indebtedness and comply with the terms of the restructuring support agreement with IEH Biopharma and to address our liquidity and capital resource needs;

  •
  the widespread domestic and global impact of the COVID-19 pandemic on our business, results of operations, customers, suppliers and other counterparties, and employees;

  •
  our history of losses and variable quarterly results;

  •
  our ability to continue as a going concern;

  •
  the volatility and liquidity of the financial markets;

  •
  our expected future revenues, operations and expenditures;

  •
  our ability to effectively manage expenses;

  •
  risks related to our ability to protect our intellectual property and litigation in which we are involved or may become involved;

  •
  uncertainties of government or third-party payor reimbursement;

  •
  our reliance on sole-source suppliers, third parties and our collaborative partners;

  •
  our ability to successfully develop or acquire a proprietary formulation of tacrolimus;

  •
  risks related to the failure to obtain or retain federal or state-controlled substances registrations and noncompliance with Drug Enforcement Administration ("DEA") or state-controlled substances regulations;

  •
  risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations;

  •
  our ability to demonstrate through clinical testing the quality, safety, and efficacy of our current and future investigational drug candidates or approved products;

  •
  the timing of initiation and completion of clinical trials and submissions to U.S. and foreign authorities;

  •
  compliance with post-marketing regulatory standards, post-marketing obligations or pharmacovigilance rules is not maintained;

  •
  our ability to execute on our business strategy to enhance enterprise and long-term stockholder value;

  •
  our ability to identify and acquire cash flow generating assets and opportunities;

  •
  our ability to successfully navigate recent changes to our Board of Directors and the senior management team;

  •
  other factors that are described from time to time in our periodic filings with the SEC including those set forth in Part II, Item 1A., "Risk Factors," of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and Part II, Item 1A., "Risk Factors," of our Form 10-K for the fiscal year ended December 31, 2019, as amended;

Risks and uncertainties related to Qsymia® (phentermine and topiramate extended release):

  •
  our, or our current or potential partners', ability to successfully commercialize Qsymia including risks and uncertainties related to expansion to direct to patient distribution, the broadening of payor reimbursement, the expansion of Qsymia's primary care presence, and the outcomes of our discussions with pharmaceutical companies and our strategic and franchise-specific pathways for Qsymia;

  •
  our ability to sell through the Qsymia retail pharmacy network and the Qsymia Advantage program;

  •
  the impact of promotional programs for Qsymia on our net product revenue and operating results in future periods;

  •
  our ability to ensure that the entire supply chain for Qsymia timely, efficiently and consistently delivers Qsymia to our customers and partners;

  •
  our ability to accurately forecast Qsymia demand;

  •
  our ability to maintain the relationship with the sole manufacture for Qsymia;

  •
  our, or our current or potential partners', ability to successfully seek, gain and maintain approval for Qsymia in territories outside the United States;

  •
  our dialogue with certain Concerned Member States (as defined below) in Europe relating to the pending decentralized Marketing Authorization Application, the timing and scope of the assessment by such Concerned Member State health authorities of our Marketing Authorization Application, and ultimately the decision of such Concerned Member State health authorities on whether to grant Marketing Authorization for Qsymia in such EU countries;

  •
  the timing of and costs associated with the initiation and completion of the post-approval clinical studies required as part of the approval of Qsymia by the FDA;

  •
  the response from FDA to any data and/or information relating to post-approval clinical studies required for Qsymia;

  •
  our ability to work with FDA to significantly reduce or remove the requirements of the cardiovascular outcomes trial;

  •
  the impact of the indicated uses and contraindications contained in the Qsymia label and the Risk Evaluation and Mitigation Strategy requirements;

  •
  the impact of any possible future requirement to provide additional clinical data or further analysis of previously submitted clinical trial data;

Risks and uncertainties related to PANCREAZE (pancrelipase):

  •
  risks and uncertainties related to the timing, strategy, tactics and success of the marketing and sales of PANCREAZE;

  •
  our ability to successfully maintain and increase market share against current competing products and potential competitors that may develop alternative formulations of the drug;

  •
  our ability to expand payor coverage for PANCREAZE;

  •
  our ability to accurately forecast PANCREAZE demand;

  •
  our ability to maintain the relationship with the sole manufacturer for PANCREAZE;

  •
  our ability to maintain a satisfactory level of PANCREAZE inventory;

  •
  the ability of our partners to maintain regulatory approvals to manufacture and adequately supply our products to meet demand;

Risks and uncertainties related to STENDRA® (avanafil) or SPEDRA™ (avanafil):

  •
  our ability to manage the supply chain for STENDRA/SPEDRA for our current or potential commercial collaborators;

  •
  our partner's ability to find a new distribution partner or model for STENDRA in the United States, Canada, South America and India;

  •
  risks and uncertainties related to the timing, strategy, tactics and success of the launches and commercialization of STENDRA/SPEDRA by our current or potential collaborators;

  •
  our ability to successfully complete, on acceptable terms and on a timely basis, avanafil partnering discussions for territories under our license with Mitsubishi Tanabe Pharma Corporation in which we do not have a commercial collaboration partner;

  •
  Sanofi Chimie's ability to manufacture the avanafil active pharmaceutical ingredient and Sanofi Winthrop Industrie's ability to manufacture avanafil tablets; and

  •
  the ability of our partners to maintain regulatory approvals to manufacture and adequately supply our products to meet demand or to comply with the terms of their agreements with us.

        You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. These risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 3, 2020, as amended by Amendment No. 1 on Form 10-K/A as filed with the SEC on April 29, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 5, 2020 and elsewhere in the documents incorporated by reference into this prospectus.

        You should assume that the information appearing in this prospectus, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made.

        New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        Assuming the maximum number of shares offered in this offering are sold, we estimate that our net proceeds from this offering will be approximately $             million based on an assumed public offering price of $        per share of our common stock and related warrant, the last reported sale price of our common stock on the Nasdaq Global Select Market on June     , 2020, after deducting estimated placement agent fees and estimated offering expenses payable by us, and further assuming no sales of pre-funded warrants and that none of the warrants issued in this offering are exercised in cash. However, because this is a best efforts offering, Placement Agent's fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

        We intend to use the proceeds from this offering and any potential debt financing to pay in full all amounts due and owing under the Convertible Notes (as well as IEH Biopharma's reasonable fees and expenses) in accordance with the terms of the restructuring support agreement with IEH Biopharma and, if required, the 2024 Notes. We currently intend to use any remaining proceeds from this offering for general corporate purposes, the funding of clinical trials, commercial expenses and research and development, including VI-0106 development. As of June 1, 2020, we had outstanding (1) $170.2 million aggregate face amount of our Convertible Notes, which bear interest at a rate of 4.5% and matured on May 1, 2020, subject to a grace period which terminates on July 13, 2020 pursuant to the terms of the restructuring support agreement, and (2) $61.4 aggregate face amount of our 2024 Notes, which bear interest at a rate of 10.375% and mature on June 30, 2024.

        Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, or direct or guaranteed U.S. government obligations.

 DIVIDEND POLICY

        Common stockholders are entitled to receive dividends declared by the board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders and applicable contractual restrictions. We have not paid any dividends since our inception, and we do not intend to declare or pay any dividends on our common stock in the foreseeable future. Declaration or payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including, but not limited to, our financial condition, operating results and current and anticipated cash needs.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents capitalization as of March 31, 2020, derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference in this prospectus:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the sale of 7,218,750 shares of our common stock subsequent to March 31, 2020 as a result of our registered direct offering of our common stock that closed on April 3, 2020 in addition to the payment of $7.5 million to settle $11.3 million of convertible notes on April 30, 2020 and the payment of $1.0 million principal amount of our Convertible Notes to IEH Biopharma on June 2, 2020 in connection with our entry into the restructuring support agreement; and

  •
  on a on a pro forma as adjusted basis to give effect to our issuance and sale of the maximum of                                    shares of our common stock in this offering at the assumed public offering price of $        per share and accompanying common warrant, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on June     , 2020, assuming the sale of the maximum offering amount and no sales of pre-funded warrants, which, if sold, would reduce the number of shares of our common stock that we are offering on a one-for-one basis, and after deducting the estimated Placement Agent fees and estimated offering expenses payable by us, and the application of proceeds therefrom.

        The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual public offering price of our common stock and related warrant and other terms of this offering determined at pricing. The pro forma as adjusted information below is unaudited and reflects estimates by our management.

        The information in this table below should be read together with, and is qualified by reference to, the sections entitled "Summary Financial Data" and "Description of Capital Stock" in this prospectus and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference in this prospectus.

		As of March 31, 2020 (in thousands, except share and per share amounts)
	Actual	Pro Forma		Pro Forma, As Adjusted(1)
Cash and cash equivalents	$32,854	$34,772		$
Total current liabilities	227,786	215,272
Long-term debt	58,910	58,910	(2)
Convertible Notes	181,822	169,561
Total liabilities	289,864	277,350	(2)
Stockholders' equity:
Common stock, par value $0.001 per share, 200,000 shares authorized, 10,649 shares issued and outstanding	11	18
Additional paid-in capital	843,146	853,606
Accumulated deficit	(917,221)	(913,256)
Total stockholders' deficit	(73,956)	(59,524)
Total capitalization	$215,908	$217,826		$

(1)
Each $0.10 increase (decrease) in the assumed public offering price of $            per share and accompanying common warrant, which is the last reported sale price of our common stock on the

  Nasdaq Global Select Market on June         , 2020, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $             million, assuming that the maximum number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and no sale of any pre-funded warrants, and after deducting estimated Placement Agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the cash exercise of the common warrants issued in this offering.

(2)
As disclosed in our Form 10-Q for the quarter ended March 31, 2020, on May 4, 2020, we received a $1.25 million loan through the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act. On June 1, 2020, we provided our authorization for the repayment of this loan. The withdrawal of these funds by the relevant lending institution is expected to occur within the near future, at which time the loan will be repaid in full.

        The table above is based on 10,648,947 shares of common stock outstanding as of March 31, 2020, and excludes the following, all of which, if issued by us, would be dilutive to our stockholders:

  •
  3,220,158 shares of common stock issuable upon the exercise of stock options outstanding under our equity incentive plan as of March 31, 2020, at a weighted average exercise price of approximately 16.18 per share;

  •
  88 shares of our common stock subject to restricted stock unit awards outstanding as of March 31, 2020;

  •
  524,160 shares of our common stock reserved for issuance under our equity incentive plans as of March 31, 2020 (excluding shares of our common stock issuable upon the exercise of outstanding stock options and shares of our common stock subject to restricted stock awards shown above);

  •
  398,327 shares of common stock reserved for future issuance under our employee stock purchase plan as of March 31, 2020;

  •
  837,000 shares of our common stock issuable upon exercise of outstanding warrants as of March 31, 2020 at a weighted-average exercise price of approximately $3.92 per share; and

  •
                  shares of our common stock issuable upon exercise of the common warrants offered in this offering and the placement agent's warrants.

 DILUTION

        If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the combined public offering price per share of our common stock and accompanying common warrant and the as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

        Our historical net tangible book value as of March 31, 2020 was $(189.8) million, or $(17.83) per share of common stock. Our historical net tangible book value represents the amount of our total tangible assets less our total liabilities. Historical net tangible book value per common share is our historical net tangible book value divided by the total number of shares of common stock outstanding as of March 31, 2020. Pro forma net tangible book value as of March 31, 2020 was approximately $(175.4) million, or $(9.82) per share of common stock, after giving effect to the sale of 7,218,750 shares of common stock subsequent to March 31, 2020 in our registered direct offering that closed on April 3, 2020 in addition to the payment of $7.5 million to settle $11.3 million of convertible notes on April 30, 2020 and the payment of $1.0 million principal amount of our Convertible Notes to IEH Biopharma on June 2, 2020 in connection with our entry into the restructuring support agreement. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering.

        After giving effect to the sale of shares of our common stock and accompanying common warrants in this offering at an assumed combined public offering price of $            per share, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on June         , 2020, assuming the sale of the maximum offering amount, and after deducting estimated Placement Agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering, our pro forma as adjusted net tangible book value as of March 31, 2020 would have been $(            ) million, or $(            ) per share of common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to our existing stockholders and an immediate dilution in the pro forma as adjusted net tangible book value of $            per share to investors purchasing securities in this offering.

        The following table illustrates this dilution on a per share basis to new investors:

Assumed combined public offering price per share and accompanying common warrant	$

Pro forma net tangible book value per share as of March 31, 2020, before giving effect to this offering		$(9.82)

Increase in pro forma as adjusted net tangible book value per share of common stock attributable to existing investors in this offering	$

Pro forma as adjusted net tangible book value per share as of March 31, 2020, after giving effect to this offering	$

Dilution in net tangible book value per share to new investors in this offering	$

        The pro forma as adjusted dilution information discussed above is illustrative only and will change based on the actual public offering price, the actual number of shares and common warrants that we offer in this offering, and other terms of this offering, in each case as determined at pricing. Each $0.10 increase (decrease) in the assumed combined public offering price of $            per share and accompanying common warrant, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on June         , 2020, would increase (decrease) the as-adjusted net tangible book value per share by $            per share and the dilution per share to new investors

purchasing securities in this offering by $            per share, assuming that the maximum number of shares and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated Placement Agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering.

        We may also increase or decrease the number of shares we are offering. A 1 million share increase or decrease in the maximum number of shares and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us by $1.0 million, increase or decrease the as adjusted net tangible book value per share after this offering by $0.01 and increase or decrease the dilution per share to new investors purchasing securities in this offering by $0.01, assuming the combined public offering price of $            per share and accompanying common warrant, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on June         , 2020, remains the same, and after deducting estimated Placement Agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering.

        The discussion and table above assume no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis. The table and discussion above are based on 10,648,947 shares of common stock outstanding as of March 31, 2020, and exclude the following, all of which, if issued by us, would be dilutive to our stockholders:

  •
  3,220,158 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2020 under our equity incentive plan at a weighted average exercise price of approximately $16.18 per share;

  •
  88 shares of common stock issuable upon vesting of restricted stock units outstanding as of March 31, 2020;

  •
  524,160 shares of our common stock reserved for issuance under our equity incentive plan as of March 31, 2020 (excluding shares of our common stock issuable upon the exercise of outstanding stock options and shares of our common stock subject to restricted stock awards shown above);

  •
  398,327 shares of common stock reserved for future issuance under our employee stock purchase plan as of March 31, 2020;

  •
  837,000 shares of our common stock issuable upon exercise of outstanding warrants as of March 31, 2020 at a weighted-average exercise price of approximately $3.92 per share; and

  •
                  shares of our common stock issuable upon exercise of the common warrants offered in this offering and the placement agent's warrants.

        To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SUMMARY FINANCIAL DATA

        The summary statement of operations data for the years ended December 31, 2019 and 2018 and the summary balance sheet data as of December 31, 2019 and 2018 are derived from our audited financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, which is incorporated by reference in this prospectus. The summary statement of operations data for the three months ended March 31, 2020 and 2019 and the summary balance sheet data as of March 31, 2020 and 2019 are derived from our unaudited financial statements appearing in our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2020 and 2019, which are incorporated by reference in this prospectus. Our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year.

        You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and our financial statements and the related notes in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and 2020, which are incorporated by reference in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the related notes and are qualified in their entirety by the financial statements and related notes described in the preceding sentence.

	Year ended December 31,		Three Months Ended March 31
	2019	2018	2020	2019
Total revenue	$69,760	$65,062	$19,631	$16,146
Operating expenses
Cost of Goods Sold	$15,671	$14,613	$4,627	$4,308
Research and development	$10,467	$7,347	$2,445	$2,469
General and administrative	$22,071	$23,971	$6,727	$5,284
Impairment of property and equipment	—	—	—	—

Total operating expenses	$80,729	$68,541	$21,670	$20,233
Interest income (expense)	$20,728	$33,876	*	*
Other income (expense)	$(215)	$970	*	*
Provision for income taxes	$21	$52	(45)	(8)

Net loss	$(31,503)	$(36,950)	$(5,258)	$(7,949)

Net loss per share
Basic and diluted	$(2.96)	$(3.48)	$(0.49)	$(0.75)

	Year ended December 31,		Three Months Ended March 31
	2019	2018	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$32,659	$30,411	$32,854	$23,021
Working capital	$(128,346)	$124,327	$(129,932)	$118,755
Total assets	$218,308	$302,147	$215,908	$290,183
Convertible note	—	—	—	—
Long-term debt	$58,721	$294,446	$58,910	$293,396
Total liabilities	$287,532	$342,170	$289,264	$337,428
Convertible preferred stock	—	—	—	—
Accumulated deficit	$(912,008)	$(880,515)	$(917,221)	$(888,454)
Total stockholders' (deficit) equity	$(69,224)	$(40,023)	$(73,956)	$(47,245)

*
Not presented in our unaudited condensed consolidated financial statement.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of June 1, 2020 by (i) each person or entity who is known by us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group.

        The percentage ownership information shown in the column titled "Percent Before Offering" in the table is based on 17,867,697 shares of common stock outstanding as of June 1, 2020. The percentage ownership information shown in the column titled "Percent After Offering" in the table is based on a total of                shares of our common stock outstanding, assuming the sale of the maximum of                shares of our common stock and accompanying common warrants by us and no sale of any pre-funded warrants in this offering.

        The calculation of beneficial ownership is determined in accordance with SEC rules. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Beneficial ownership as of any date includes any shares as to which a person has the right to acquire voting or investment power as of such date or within 60 days thereafter through the exercise of any stock options, restricted stock units or warrants held by that person, without regard to whether such right expires before the end of such 60-day period or continues thereafter. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

        The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise noted, the business address of the persons or entities shown in the table is 900 E. Hamilton Avenue, Suite 550, Campbell, California 95008.

	Common Stock(1)
Name of Beneficial Owner	Number	Percent Before Offering	Percent After Offering
5% Holders
Sabby Management, LLC(2)	1,781,250	9.97%
Steven Chlavin(3)	1,025,000	5.7%
Non-Employee Directors
Karen Ferrell(4)	26,875	*
Edward A. Kangas(5)	26,875	*
Thomas B. King(6)	110,834	*
David Y. Norton(7)	52,500	*
Jorge Plutzky, M.D.(8)	57,839	*
Herman Rosenman(9)	60,357	*
Named Executive Officers
John P. Amos(10)	456,808	2.6%
Mark K. Oki(11)	105,016	*
John L. Slebir(12)	205,993	1.2%
Santosh T. Varghese, M.D.(13)	164,554	*
Kenneth Suh(14)	384,475	2.2%
M. Scott Oehrlein(15)	92,026	*
All directors and executive officers as a group (12 persons)(16)	1,744,153	9.8%

*
Less than 1%

(1)
Based on information furnished by the beneficial owners in SEC filings or otherwise, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and except as indicated in the other footnotes to this table.

(2)
Beneficial ownership information is based on a Schedule 13G filed with the SEC on April 1, 2020. Sabby Management, LLC and its affiliates (the "Sabby Management Entities") report that Sabby Management, LLC, Sabby Volatility Warrant Master Fund, Ltd. (the "Master Fund") and Hal Mintz beneficially own, and have shared voting and dispositive power over, an aggregate of 1,781,250 shares of Common Stock. The Sabby Management Entities further report that (a) Sabby Management, LLC, a Delaware limited liability company, and Mr. Mintz do not directly own any shares of Common Stock, but each indirectly owns 1,781,250 shares of Common Stock, (b) Sabby Management, LLC indirectly owns 1,781,250 shares of Common Stock because it serves as the investment manager of the Master Fund, a Cayman Islands company, and (c) Mr. Mintz indirectly owns 1,781,250 shares of Common Stock in his capacity as manager of Sabby Management, LLC. The address of the Master Fund is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands, the address of Sabby Management, LLC is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458 and the address of Mr. Mintz is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(3)
Beneficial ownership information is based on a Schedule 13G filed with the SEC on February 4, 2020. Mr. Chlavin reports that he beneficially owns, and has sole voting and dispositive power over, 1,025,000 shares of Common Stock. The address of Steven Chlavin is 9663 Santa Monica Blvd., Suite 214, Beverly Hills, California, 90210.

(4)
Consists of 26,875 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(5)
Consists of 26,875 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(6)
Consists of 110,834 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(7)
Consists of 52,500 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(8)
Consists of (i) 5,339 shares of Common Stock and (ii) 52,500 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(9)
Consists of (i) 12,357 shares of Common Stock, (ii) 500 shares of Common Stock Mr. Rosenman is deemed to beneficially own that are held in an Individual Retirement Account for the benefit of Mr. Rosenman, (iii) 5,000 shares of Common Stock Mr. Rosenman is deemed to beneficially own that are held by his spouse, and (iv) 42,500 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(10)
Consists of (i) 170,850 shares of Common Stock, (ii) 186,458 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020, and (iii) 99,500 warrants to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(11)
Consists of (i) 12,100 shares of Common Stock and (ii) 95,016 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(12)
Consists of (i) 13,209 shares of Common Stock and (ii) 192,784 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(13)
Consists of (i) 8,869 shares of Common Stock and (ii) 155,685 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(14)
Consists of (i) 169,375 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020, and (ii) 215,100 warrants to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(15)
Consists of (i) 68,126 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020, and (ii) 23,900 warrants to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

(16)
Includes (i) 1,179,528 options to purchase shares of Common Stock exercisable within 60 days of April 15, 2020 and (ii) 338,500 warrants to purchase shares of Common Stock exercisable within 60 days of April 15, 2020.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions of our capital stock (including the common stock, $0.001 par value per share (the "common stock"), of VIVUS, Inc.), the rights (the "Rights") to purchase specified units of the Series A Participating Preferred Stock, $0.001 par value per share, of VIVUS, Inc. (the "Series A Participating Preferred Stock") and the Rights Agreement (as defined below) are summaries and are subject to, and are qualified in their entirety by reference to, the provisions of (1) our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), (2) our Amended and Restated Bylaws, as further amended (the "Bylaws"), (3) our Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Company and (4) the Preferred Stock Rights Agreement, dated as of December 30, 2019, between the Company and Computershare Trust Company, N.A. (the "Rights Agreement"), copies of which are incorporated by reference as Exhibits 3.1, 3.2, 3.3 and 4.3, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2019, as amended.

Capital Stock

        Our Certificate of Incorporation authorizes us to issue a total of 205,000,000 shares of capital stock, consisting of (1) 200,000,000 shares of common stock, and (2) 5,000,000 shares of preferred stock, $0.001 par value per share (the "preferred stock").

Common Stock

Voting Rights

        The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Directors are elected by a plurality of the votes cast by stockholders present in person or represented by proxy at a meeting of the stockholders of the Company and entitled to vote on the election of directors. Except as otherwise provided by applicable law, our Certificate of Incorporation or our Bylaws, every matter other than the election of directors will be decided by the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on such matter. Except as otherwise provided in our Certificate of Incorporation or as required by applicable law, holders of shares of our common stock are not entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders.

Dividends

        The holders of our common stock are entitled to receive dividends declared by our Board of Directors (the "Board") out of funds legally available for the payment of dividends under Delaware law, subject to the rights, if any, of the holders of our preferred stock. In addition, our debt financing arrangements currently impose limitations, and debt financing or other contractual arrangements may in the future impose limitations, on our ability to pay dividends.

Liquidation

        Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding.

Rights and Preferences

        The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable. In addition, see "Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws, Other Agreements and Delaware Law" below.

Listing

        Our common stock is traded on The Nasdaq Global Select Market under the trading symbol "VVUS."

Preferred Stock

        Our Board has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of our preferred stock, each with a par value of $0.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our Company or other corporate action.

        Our Board has adopted the Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of VIVUS, Inc. setting forth the rights, powers and preferences of our Series A Participating Preferred Stock, as described below. In addition, we have issued Rights to purchase specified units of Series A Participating Preferred Stock. For more information about the Rights, see "Rights to Purchase Series A Participating Preferred Stock."

        In addition, see "Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws, Other Agreements and Delaware Law" below.

Series A Participating Preferred Stock

Amount

        Under the Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock, we may issue 700,000 shares of Series A Participating Preferred Stock.

Ranking

        The Series A Participating Preferred Stock will rank junior to all other series of the Company's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

Proportional Adjustment

        In the event that the Company shall at any time after the issuance of any share or shares of Series A Participating Preferred Stock (i) declare any dividend on common stock payable in shares of common stock, (ii) subdivide the outstanding common stock or (iii) combine the outstanding common stock into a smaller number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Participating Preferred Stock.

Dividend Rights

        Subject to the prior and superior right of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock will be entitled to receive when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (referred to as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock.

        We will be required to declare a dividend or distribution on the Series A Participating Preferred Stock as provided in the preceding paragraph immediately after we declare a dividend or distribution on the common stock (other than a dividend payable in shares of common stock).

        Dividends will begin to accrue on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date first following the date of issue of such shares of Series A Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Voting Rights

        Each share of Series A Participating Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of common stock will vote together as one class on all matters submitted to a vote of stockholders of the Company.

Certain Restrictions on Dividends

        Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as described above are in arrears, the Company will be restricted in its ability to declare or pay dividends on, redeem or purchase or otherwise acquire for consideration, or make other distributions of shares of stock ranking junior to, or on parity with, the Series A Participating Preferred Stock (subject to specified exceptions for stock ranking on a parity with the Series A Participating Preferred Stock). In such event, the Company will also be restricted in its ability to purchase shares of Series A Participating Preferred Stock.

Distribution Upon Liquidation of Dissolution

        Upon any liquidation, dissolution or winding up of the Company, the holders of shares of Series A Participating Preferred Stock will be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of common stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock.

Exchange Upon Consolidation or Merger

        In the event the Company enters into any consolidation, merger, combination or other transaction in which the shares of our common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then the shares of Series A Participating Preferred Stock must at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged.

Rights and Redemption

        The shares of Series A Participating Preferred Stock will not be redeemable. There is also no sinking fund provision applicable to our Series A Participating Preferred Stock.

Amendments

        Our Certificate of Incorporation may not be amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock, voting separately as a series.

Rights to Purchase Series A Participating Preferred Stock

        We are a party to the Rights Agreement, dated as of December 30, 2019, with Computershare Trust Company, N.A. On December 30, 2019, our Board authorized and declared a dividend distribution of one Right, initially representing the right to purchase one one-thousandth (0.001) of a share of our Series A Participating Preferred Stock, for each share of our common stock outstanding on January 13, 2020 to the stockholders of record at the close of business on that date. As of December 31, 2019, there were no Rights outstanding, and as of January 13, 2020, there were 10,648,947 Rights outstanding.

        We expect to submit the Rights Agreement to a vote at our 2020 annual meeting of stockholders. If our stockholders do not approve the Rights Agreement at the 2020 annual meeting, it will expire at the close of business on the following day.

Exercise of Rights

        Prior to the Distribution Date (as defined below), the Rights are not exercisable. On or after the Distribution Date, each Right would initially entitle the holder to purchase one one-thousandth (0.001) of a share of the Series A Participating Preferred Stock for a purchase price of $12.68 (subject to adjustment) (the "Purchase Price"). Under certain circumstances set forth in the Rights Agreement, the Company may suspend the exercisability of the Rights.

        The "Distribution Date" means the earlier of (1) the close of business on the tenth business day after the Stock Acquisition Date (as defined below), or (2) the close of business on the tenth business day (or such later date as the Board determines prior to the time at which any person becomes an Acquiring Person) after the date that a tender or exchange offer by any person (other than any

"Exempt Person" (as defined below)) is first published, sent or given within the meaning of applicable Securities and Exchange Commission rules, if on the completion of the tender or exchange offer, that person, or any affiliate or associate of that person, would become an Acquiring Person.

Definition of "Acquiring Person"

        An "Acquiring Person" is a person (including a legal entity) or group that, together with affiliates and associates of such person or group, acquires beneficial ownership of 4.9% or more of the shares of common stock then outstanding, other than, generally: (A) the Company, its subsidiaries and their respective employee benefit plans or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; (B) any stockholder that, as of the time of the first public announcement of approval of the Rights Agreement, beneficially owns 4.9% or more of the shares of common stock then outstanding, unless such person thereafter acquires an additional 1% of the outstanding shares of common stock, subject to certain exceptions (including pursuant to a dividend or distribution paid or made by the Company on the outstanding common stock or pursuant to a split or subdivision of the outstanding common stock); (C) a person who becomes an Acquiring Person solely as a result of the Company repurchasing shares of common stock or a stock dividend, stock split, reverse stock split or similar transaction effected by the Company (unless and until such person acquires additional shares, other than in certain specified exempt transactions); (D) certain stockholders who inadvertently or without knowledge of the terms of the Rights, becomes Acquiring Persons and who thereafter reduce the percentage of shares owned below 4.9%; (E) investment advisors to mutual funds, to the extent that such advisor does not hold and no single fund advised by such advisor holds 4.9% or more of the Company's outstanding common stock, and (F) any person whose beneficial ownership of common stock is determined by the Board not to be inconsistent with the purpose of the Rights Agreement.

        For purposes of the Rights Agreement, "Exempt Person" generally means a person (including a legal entity) identified in clauses (A), (E) or (F) in the definition of "Acquiring Person" above.

Flip-In

        In the event that any person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company), having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price times the number of units associated with each Right (initially, one). Notwithstanding any of the foregoing, following the occurrence of an Acquiring Person becoming such, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or its affiliates and associates and certain transferees thereof will be null and void.

Exchange

        At any time following the (1) first date on which there is a public announcement by the Company or an Acquiring Person that an Acquiring Person has become an Acquiring Person or (2) any earlier date on which at least a majority of our Board becomes aware of the existence of an Acquiring Person (the "Stock Acquisition Date") but before the time the Acquiring Person becomes the beneficial owner of 50% or more of the outstanding shares of common stock, the Board may, at its option, exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, for common stock at an exchange ratio of one share of common stock per Right (subject to adjustment); provided, that no holder is entitled to receive pursuant to such exchange common stock that would result in a beneficial ownership of more than 4.9% of the common stock then outstanding.

Term and Expiration

        The Rights and the Rights Agreement will expire on the earliest of (i) December 30, 2022, (ii) the time at which the Rights are redeemed or exchanged by our Board pursuant to the Rights Agreement, (iii) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended, or any successor statute if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of the Tax Benefits, (iv) the first business day following the date on which the Rights Agreement fails to be ratified by the our stockholders at our 2020 annual meeting, and (v) the beginning of a taxable year to which the Board determines that no Tax Benefits may be carried forward.

Redemption

        At any time prior to such time as any person becomes an Acquiring Person, we may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.0001 redemption price.

Anti-Dilution Provisions

        The Purchase Price payable, and the number of units of Series A Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Participating Preferred Stock, (ii) if holders of the Series A Participating Preferred Stock are granted certain rights or warrants to subscribe for Series A Participating Preferred Stock or convertible securities at less than the current market price of the Series A Participating Preferred Stock, or (iii) upon the distribution to holders of the Series A Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). Generally, no adjustments to the Purchase Price of less than 1% will be made.

Amendments

        For so long as the Rights are then redeemable, any of the provisions of the Rights Agreement may be amended by the Board without the approval of any holders of the Rights. At any time when the Rights are not then redeemable, the provisions of the Rights Agreement may be amended by the Board to make changes which do not adversely affect the interests of holders of Rights, cause the Rights again to become redeemable or cause the Rights Agreement to become otherwise amendable. In addition, the redemption price under the Rights Agreement may not be amended at any time.

Stockholder Rights

        Until a Right is exercised, the holder thereof, as such, will have no rights as the Company's stockholder, including the right to vote or to receive dividends. Stockholder may, depending on circumstances, recognize taxable income in the event that the Rights become exercisable for our Series A Participating Preferred Stock (or other consideration) or in the event the Rights are redeemed.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws, Other Agreements and Delaware Law

Rights Plan

        As described above, the Rights Agreement, also referred to as our rights plan, is designed to protect stockholder value by mitigating the likelihood of an "ownership change" that would result in significant limitations to our ability to use our net operating losses or other tax attributes to offset future income. The rights plan provides, subject to certain exceptions that if any person or group acquires 4.9% or more of our outstanding common stock, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group. Existing stockholders who hold 4.9% or more of our outstanding common stock as of the date of the rights plan will trigger a dilutive event only if they acquire an additional 1% of the outstanding shares of our common stock. For more information about the Rights and the Rights Agreement, see "Rights to Purchase Series A Participating Preferred Stock."

Provisions of Our Certificate of Incorporation and Bylaws; Delaware Anti-Takeover Statute

        Some provisions of our Certificate of Incorporation and Bylaws could delay or prevent a change in control of our Company, including provisions which:

  •
  authorize the issuance of preferred stock by the Board without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of our common stock;

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  prohibit stockholder action by written consent (as described below);

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  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

  •
  eliminate cumulative voting in the election of directors.

        In addition, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These and other provisions in our governing documents could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions, and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest.

Elimination of Stockholder Action by Written Consent

        Under our Certificate of Incorporation, no action may be taken by the stockholders of the Company except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action may be taken by our stockholders by written consent.

DESCRIPTION OF SECURITIES WE ARE OFFERING

        We are offering (i) up to                shares of our common stock and/or pre-funded warrants to purchase shares of our common stock and (ii) accompanying common warrants to purchase up to an aggregate of                shares of our common stock. Each share of common stock or pre-funded warrant is being sold together with a common warrant to purchase one share of common stock. The shares of common stock or pre-funded warrants and accompanying common warrants will be issued separately. This prospectus relates solely to shares of common stock issuable from time to time upon exercise of common warrants and the placement agent's warrants.

Common Stock

        The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption "Description of Capital Stock" in this prospectus.

Pre-Funded Warrants

        The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

        Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued in certificated form.

Exercisability

        The pre-funded warrants will be exercisable on or after the date of effectiveness of the Authorized Common Stock Increase, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise

        In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to exercise its pre-funded warrants on a cashless basis and receive upon such exercise (either in whole or in part) the net number of shares of our common stock determined according to a formula set forth in the pre-funded warrant.

Transferability

        Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing

        There is no established trading market available for the pre-funded warrants on any securities exchange, nationally recognized trading system or otherwise and we do not expect an active trading market to develop. We do not intend to apply to list the pre-funded warrants on Nasdaq, any other securities exchange or any nationally recognized trading system.

Right as a Stockholder

        Except as otherwise provided in the pre-funded warrants or by virtue of such holder's ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they acquire shares of our common stock upon exercise of their pre-funded warrants.

Fundamental Transaction

        In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Common Warrants

        The following summary of certain terms and provisions of Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Common Warrants for a complete description of the terms and conditions of the common warrants.

Duration and Exercise Price

        Each common warrant offered hereby will have an initial exercise price per share equal to $            . The common warrants will be exercisable on or after the date of effectiveness of the Authorized Common Stock Increase, and will expire on the fifth anniversary of the date on which the common warrants become exercisable. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued separately from the common stock, and may be transferred separately immediately thereafter. A common warrant to purchase one share of our common stock will be issued for every one share of common stock purchased in this offering. The common warrants will be issued in certificated form.

Exercisability

        The common warrants will be exercisable on or after the date of effectiveness of the Authorized Common Stock Increase, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may increase or decrease the beneficial ownership limitation up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants, provided that any increase in such beneficial ownership limitation shall not be effective until 61 days following notice from the holder to us. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise

        If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.

Transferability

        Subject to applicable laws, the common warrants may be transferred at the election of the holder upon surrender of the common warrant to the warrant agent together with the appropriate instruments of transfer.

Exchange Listing

        There is no established trading market available for the pre-funded warrants on any securities exchange, any nationally recognized trading system or otherwise and we do not expect an active trading market to develop. In addition, we do not intend to list the common warrants on Nasdaq, any other securities exchange or any nationally recognized trading system.

Right as a Stockholder

        Except as otherwise provided in the common warrants or by virtue of such holder's ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they acquire shares of our common stock upon exercise of their common warrants.

Fundamental Transaction

        In the event of a fundamental transaction, as described in the form of common warrant, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require us or our successor entity to purchase the common warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the common warrant on the date of the consummation of the fundamental transaction. However, if the fundamental transaction is not within our control, including not approved by our board of directors, the holder will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the value per share of Common Stock in the Fundamental Transaction for each Warrant Share underlying this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

 PLAN OF DISTRIBUTION

        We engaged H.C. Wainwright & Co., LLC ("H.C. Wainwright" or the "placement agent") to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. H.C. Wainwright is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their "reasonable best efforts" to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. We will enter into a securities purchase agreement directly with the institutional investors, at the investor's option, who purchase our securities in this offering. The securities purchase agreements are expected to provide those investors with certain representations, warranties and covenants from us, which representations, warranties and covenants will not be available to other investors who will not execute a securities purchase agreement in connection with the purchase of our securities in this offering. Investors who do not enter into a securities purchase agreement with us shall rely solely on this prospectus in connection with the purchase of our securities in this offering. H.C. Wainwright may engage one or more sub-placement agents or selected dealers to assist with the offering.

Fees and Expenses

        The following table show the per share and common warrant and pre-funded warrant and comment warrant placement agent fees and total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

Per share and common warrant placement agent cash fees	$
Per pre-funded warrant and common warrant placement agent cash fees	$
Total	$

        We have agreed to pay the placement agent a total cash fee equal to 7.0% of the gross proceeds of this offering and a management fee equal to 1.0% of the gross proceeds raised in this offering. We will also pay the placement agent a non-accountable expense allowance of $35,000, $12,900 for closing expenses, and will reimburse the placement agent's legal fees and expenses in an amount up to $50,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $            . After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $            .

Placement Agent's Warrants

        We have agreed to grant compensation warrants to H.C. Wainwright to purchase a number of shares of our common stock equal to 6.0% of the aggregate number of shares of common stock and pre-funded warrants sold to the investors in this offering. The placement agent's warrants will have an exercise price of $            (125% of the combined public offering price per share of common stock and common warrant), will be exercisable on or after the date of effectiveness of the Authorized Common Stock Increase and will terminate on the five year anniversary of the date on which the placement agent's warrants become exercisable. The placement agent's warrants are registered on the registration statement of which this prospectus is a part. Pursuant to FINRA Rule 5110(g), the compensation warrants and any shares issued upon exercise of the compensation warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

  •
  by operation of law or by reason of our reorganization;

  •
  to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

  •
  if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered;

  •
  that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or

  •
  the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Right of First Refusal

        In addition, we have granted a right of first refusal to the placement agent pursuant to which it has the right to act as the exclusive advisor, manager or underwriter or agent, as applicable, if the Company or its subsidiaries sell or acquire a business, finance any indebtedness using an agent, or raise capital through a public or private offering of equity or debt securities at any time prior to the 12 month anniversary of the closing date of this offering.

Other Relationships

        The placement agent acted as the placement agent in connection with our registered direct offering of common stock that closed on April 2, 2020, for which it received customary fees and expenses. The placement agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services.

Determination of Offering Price

        The combined public offering price per share and common warrant and the combined public offering price per pre-funded warrant and common warrant we are offering and the exercise prices and other terms of the warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

        We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, we may not offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock subject to certain customary exception such as issuing stock options to directors, officers, employees and consultants under our existing plans. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. In addition, we have agreed to not issue any shares of common stock or securities exercisable or convertible into shares of common stock for a period of ninety (90) days following the closing date of this offering, subject to certain exceptions, and to not issue any securities that are subject to a price reset based on trading prices of our common stock or upon a specified or contingent event in the future, or enter into an agreement to issue securities at a future determined price, until the date that no warrants are outstanding.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

The Nasdaq Global Select Market listing

        Our common stock is listed on The Nasdaq Global Select Market under the symbol "VVUS."

Indemnification

        We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make with respect to any of these liabilities.

Regulation M

        The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income considerations applicable to the ownership and disposition of shares of our common stock and warrants acquired in this offering. This discussion is for general information only and is not tax advice. Accordingly, all prospective holders of our common stock and warrants should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock and warrants. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences described in this prospectus. We assume in this discussion that each holder holds shares of our common stock and warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder's individual circumstances, does not address the alternative minimum or Medicare contribution taxes, and does not address any aspects of U.S. state, local or non-U.S. taxes or any U.S. federal taxes other than income tax. This discussion also does not consider any specific facts or circumstances that may apply to a holder and does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, including without limitation:

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  insurance companies;

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  tax-exempt organizations;

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  financial institutions;

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  brokers or dealers in securities;

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  regulated investment companies;

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  real estate investment trusts;

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  pension plans, individual retirement accounts and other tax deferred accounts;

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  persons that mark their securities to market;

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  controlled foreign corporations;

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  passive foreign investment companies;

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  "dual resident" corporations;

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  persons that receive our common stock or warrants as compensation for the performance of services;

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  owners that hold our common stock or warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

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  owners that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

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  persons that have a functional currency other than the U.S. dollar; and

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  certain U.S. expatriates.

        In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities for U.S. federal income tax purposes, or persons who hold our common stock or warrants through partnerships or other pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock or warrants should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock or warrants through a partnership or other pass-through entity, as applicable.

        As used in this prospectus, the term "U.S. holder" means a beneficial owner of common stock or warrants that is for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

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  a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (i) a U.S. court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

        The term "non-U.S. holder" means any beneficial owner of common stock or warrants that is not a U.S. holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus, U.S. holders and non-U.S. holders are referred to collectively as "holders."

        There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our common stock or warrants.

Allocation of Purchase Price Between Share of Common Stock or Pre-Funded Warrant and Accompanying Common Warrant

        Each share of common stock (or, in lieu of common stock, each pre-funded warrant) and the accompanying common warrant issued pursuant to this offering should be treated as an "investment unit" consisting of one share of common stock or pre-funded warrant, as the case may be, and the accompanying common warrant. The purchase price for each investment unit will be allocated between these components in proportion to their relative fair market values at the time the investment unit is purchased by the holder. This allocation will establish a holder's initial tax basis for U.S. federal income tax purposes in his, her or its share of common stock (or, in lieu of common stock, pre-funded warrant) and common warrant included in each investment unit. We will not be providing holders with such allocation, and it is possible that different holders will reach different determinations regarding such allocation. A holder's allocation of purchase price between each share of common stock (or, in lieu of common stock, each pre-funded warrant) and the accompanying common warrant is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder's allocation. The separation of the share of common stock (or, in lieu of common stock, pre-funded warrant) and the common stock warrant included in each investment unit should not be a taxable event for U.S. federal income tax purposes.

        Accordingly, each prospective holder should consult his, her or its own tax advisor with respect to the allocation, and the risks associated with such allocation, of the holder's purchase price for the investment unit between our shares of common stock (or, in lieu of common stock, pre-funded warrants) and common warrants.

Treatment of Pre-Funded Warrants

        Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.001 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Exercise or Expiration of Common Warrants

        Subject to the discussion below with respect to the cashless exercise of a common warrant, a U.S. holder will not recognize income, gain or loss on the exercise of a common warrant. A U.S. holder's tax basis in the common stock received upon the exercise of a common warrant will equal the sum of (i) the initial tax basis of the common warrant exercised (as determined pursuant to the rules discussed above under "Allocation of Purchase Price Between Common Stock or Pre-Funded Warrant and Accompanying Common Warrant to Purchase Our Common Stock") and (ii) the exercise price of the common warrant. The U.S. holder's holding period for the common stock received upon exercise of a common warrant will begin on the day after such exercise (or possibly on the date of exercise) and will not include the period during which the U.S. holder held the common warrant.

        The tax consequences of a cashless exercise of a common warrant are not clear under current U.S. tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either case, a U.S. holder's basis in the common stock received in connection with the cashless exercise would equal the U.S. holder's basis in the common warrants surrendered in connection with the cashless exercise. If the cashless exercise was not a realization event, it is unclear whether a U.S. holder's holding period for the common stock would be treated as commencing on the date of exercise or on the day following the date of exercise. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the common warrants surrendered in connection with the cashless exercise.

        It is possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered common warrants having an aggregate fair market value equal to the exercise price for the total number of common warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the amount deemed realized (i.e., the exercise price for the common warrants exercised) and the U.S. holder's tax basis in the common warrants deemed surrendered to pay the exercise price. In this case, a U.S. holder's tax basis in the common stock received would equal the sum of the U.S. holder's initial investment in the exercised common warrants and the exercise price for such common warrants. It is unclear whether a U.S. holder's holding period for the common stock would commence on the date of exercise of the common warrants or the day following the date of exercise of the common warrants.

        Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative approaches described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.

        If a common warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder's tax basis in the common warrant. The deductibility of capital losses is subject to significant limitations.

Distributions on Our Common Stock

        As discussed above under "—Dividend Policy," we do not currently expect to make distributions on our common stock. In the event that we do make distributions on our common stock to a U.S. holder, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder's investment that is applied against and reduces, but not below zero, a U.S. holder's adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "—Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock and Warrants." Dividends paid by us generally will be eligible for the reduced rates of tax for qualified dividend income allowed to individual U.S. holders and for the dividends received deduction allowed to corporate U.S. holders, in each case assuming that certain holding period and other requirements are satisfied.

Constructive Distributions on Our Warrants

        Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of our warrants (whether pre-funded warrants or common warrants), or an adjustment to the exercise price of such warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder's proportionate interest in our "earnings and profits" or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of our common stock). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holder of the warrant should generally not result in a constructive distribution. Any constructive distributions generally would be subject to the tax treatment described above under "—Distributions on our Common Stock."

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

        Upon the sale, exchange, or other taxable disposition of our common stock or warrants (whether pre-funded warrants or common warrants), a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the disposition and the U.S. holder's tax basis in the common stock or warrants sold or exchanged. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder's holding period for the common stock or common warrants exceeded one year at the time of the disposition. Certain U.S. holders (including individuals) are currently eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

        In general, information reporting requirements may apply to distributions (whether actual or constructive) paid to a U.S. holder on our common stock or warrants, and to the proceeds of the sale, exchange or other disposition of our common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding will apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Exercise or Expiration of Common Warrants

        In general, a non-U.S. holder will not be required to recognize income, gain or loss upon the exercise of a common warrant by payment of the exercise price. To the extent that a cashless exercise results in a taxable exchange, the consequences would be similar to those described below under "—Disposition of our Common Stock or Warrants."

        The expiration of a common warrant will be treated as if the non-U.S. holder sold or exchanged the common warrant and recognized a capital loss equal to the non-U.S. holder's basis in the common warrant. A non-U.S. holder will not be able to utilize a loss recognized upon expiration of a common warrant against the Non-U.S. holder's U.S. federal income tax liability, however, unless the loss (i) is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a "permanent establishment" or "fixed base" in the United States) or (ii) is treated as a U.S. source loss and the non-U.S. holder is present in the United States 183 days or more in the taxable year of disposition and certain other conditions are met.

Distributions on Our Common Stock

        As discussed above under "—Dividend Policy," we do not currently expect to make distributions on our common stock. In the event that we do make distributions to holders of our common stock or if we are treated as making a constructive distribution to holders of our warrants or pre-funded warrants, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such non-U.S. holder's tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "—Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock."

        Distributions (including constructive distributions) made to a non-U.S. holder that are treated as dividends generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence, unless such dividends are effectively connected with a trade or business conducted by a non U.S. holder within the U.S (as discussed below). A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may be able to obtain a refund or credit of any excess amounts withheld by timely filing the required information with the IRS.

        Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a "permanent establishment" or a "fixed base" maintained by the non-U.S. holder within the United States, generally are exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. U.S. effectively connected income, net of specified deductions and credits, is generally taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

Constructive Distributions on Our Warrants

        As described above under "—Tax Consequences to U.S. Holders—Constructive Distributions on our Warrants," an adjustment to the warrants could result in a constructive distribution to a non-U.S. holder, which would be treated as described under "—Distributions on Our Common Stock" above. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the non-U.S. holder. Non U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants.

        In addition, regulations governing "dividend equivalents" under Section 871(m) of the Code may apply to the pre-funded warrants. Under those regulations, an implicit or explicit payment made to the holder of pre-funded warrants that references a distribution on our common stock would generally be taxable to a non-U.S. holder in the manner described under "—Distributions on our Common Stock" below. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and we may satisfy any withholding obligations by withholding from other amounts due to the non-U.S. holder. Non-U.S. holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the pre-funded warrants.

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

        In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder's sale, exchange or other taxable disposition of shares of our common stock or warrants unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a "permanent establishment" or a "fixed base" maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on such gain at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in "—Distributions on Our Common Stock" also may apply to such gain;

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the taxable disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence) on the net gain derived from the taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

  •
  we are, or have been, at any time during the five-year period preceding such taxable disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation," unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the taxable disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold 15% of the proceeds payable to a non-U.S. holder from a sale of our common stock or warrants, and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions paid on our common stock (and constructive distributions on our warrants) to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock or warrants. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in "—Distributions on Our Common Stock," generally will be exempt from U.S. backup withholding.

        Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock and warrants by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS.

FATCA

        The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our common stock and Warrants if paid to a non-U.S. entity, whether such non-U.S. entity is the beneficial owner or an intermediary, unless (i) if the non-U.S. entity is a "foreign financial institution,"

the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a "foreign financial institution," the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

        Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our common stock and warrants. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock or warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

        An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock or warrants.

        The preceding discussion of material U.S. federal income tax considerations is for informational purposes only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or warrants, including the consequences of any proposed changes in applicable laws.

LEGAL MATTERS

        Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Hogan Lovells US LLP, San Francisco, California. Certain legal matters will be passed upon for the Placement Agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

        The consolidated financial statements of VIVUS, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 incorporated by reference in this prospectus have been so incorporated in reliance on the report of OUM & Co. LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), incorporated in this prospectus by reference, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The SEC's Internet site can be found at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents and information will be considered part of this prospectus. The information incorporated by reference is an important part of this prospectus that you should read. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that is incorporated or deemed to be incorporated herein modifies or supersedes that earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus also contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

        The information and documents listed below, which the Company has filed with the SEC, are incorporated by reference into this prospectus:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 3, 2020, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed with the SEC on April 29, 2020;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 6, 2020;

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  our Current Reports on Form 8-K filed with the SEC on January 7, 2020; January 31, 2020; February 5, 2020; February 19, 2020; February 21, 2020; March 2, 2020; March 6, 2020; March 31, 2020; April 1, 2020; April 2, 2020; April 3, 2020; May 1, 2020 and June 2, 2020; and

  •
  description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 24, 1994, including any amendments or reports filed for the purpose of updating such description.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished with that form that are related to Item 2.02 or Item 7.01, unless the relevant report expressly provides to the contrary) we make with the SEC subsequent to this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made pursuant to this prospectus, which will become a part of this prospectus from the respective dates that those documents are filed with the SEC.

        Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus (including exhibits to these documents) at no cost, by written or oral request directed to:

VIVUS, Inc.
900 E. Hamilton Avenue, Suite 500
Campbell, California 95008
Attn: Corporate Secretary
Phone: (650) 934-5200

        Documents incorporated by reference may also be accessed on our website at http://ir.vivus.com/financial-information. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, and should not be considered a part of any other document filed with or furnished to the SEC. All website addresses contained in this prospectus are intended to be inactive, textual references only.

                Shares of Common Stock

Pre-Funded Warrants to Purchase up to            Shares of Common Stock

Warrants to Purchase up to            Shares of Common Stock

PRELIMINARY PROSPECTUS

H.C. Wainwright & Co.

                        , 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates except the Securities and Exchange Commission ("SEC") registration fee.

Amount
SEC registration fee	$24,078
FINRA filing fee	$18,000
Legal fees and expenses	$225,000
Clearing expenses	$12,900
Placement agent expenses	$85,000
Accounting fees and expenses	$45,000
Printing expenses	$18,000
Miscellaneous fees	$25,000

Total	$453,000

Item 14.    Indemnification of Directors and Officers

        The following is a general summary of certain aspects of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") and the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated Bylaws, as amended (the "Bylaws") of VIVUS, Inc. (the "Company") as well as our indemnification agreements and directors' and officers' insurance related to arrangements under which controlling persons, directors and officers of the Company are indemnified against liability which they may incur in their capacities as such, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Delaware General Corporation Law, the Certificate of Incorporation, the Bylaws and our form of indemnification agreement.

Delaware General Corporation Law

        As a Delaware corporation, the Company is subject to the provisions of the Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

        Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

        Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

        The Certificate of Incorporation provides for the indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law. The Certificate of Incorporation generally states that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Company or serves or served at any other enterprise as a director, officer or employee at the request of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law. In addition, the Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability. Section 102(b)(7) of the Delaware General Corporation Law provides that a provision of the certificate of incorporation of a corporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws

        The Bylaws provide for the indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law. The Bylaws state that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person is or was or has agreed to become a director or officer of the Company or, while a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all liability and loss suffered and all expenses (including attorneys' fees) reasonably incurred by such person in connection therewith.

Indemnification Agreements and Insurance

        The Company has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws, and the Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

        The Company has an insurance policy covering its officers and directors with respect to certain liabilities, including certain liabilities arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

        On April 1, 2020, in connection with the entrance into an engagement agreement between the Company and H.C. Wainwright & Co., LLC ("Wainwright"), the Company issued to affiliates of Wainwright warrants ("Wainwright Warrants") to purchase 433,125 shares of the Company's common stock. The Wainwright Warrants are exercisable immediately for five years from issuance with an exercise price of $2.00 per share. The Company issued the warrants and will issue the underlying common stock pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        On June 8, 2018, the Company issued a warrant to purchase 3.3 million shares of the Company's common stock to affiliates of Athyrium Capital Management. The warrant has an exercise price of $0.3951 per share, is immediately exercisable and will expire six years after the issuance date. The Company issued the warrant and will issue the underlying common stock pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        On April 30, 2018, the Company issued warrants to purchase 3.6 million shares of the Company's common stock to the shareholders of Willow Biopharma Inc., with an exercise price of $0.37 per share. The warrants are immediately exercisable and will expire seven years after the date of issuance. The Company issued the warrants and will issue the underlying common stock pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        On February 23, 2018, the Company issued a warrant to purchase 1.5 million shares of the Company's common stock to Torreya Capital, LLC, with an exercise price of $0.44 per share, a five-year term and a cashless exercise feature. 750,000 shares vested immediately and the remaining 750,000 shares will vest over a ten month period beginning February 28, 2018, subject to continued services being offered by Torreya Capital, LLC. The Company issued the warrant and will issue the underlying common stock pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits

			Incorporation by reference
Exhibit Number		Description	Exhibit	Form	Filing Date
2.1	†	Asset Purchase Agreement between the Registrant and K-V Pharmaceutical Company dated as of March 30, 2007	2.1	Form 10-K for the fiscal year ended December 31, 2012 (001-33389)	February 26, 2013
2.2	†	Asset Purchase Agreement dated October 1, 2010, between the Registrant, MEDA AB and Vivus Real Estate, LLC	2.2	Form 10-K/A for the fiscal year ended December 31, 2012 (001-33389)	June 12, 2013
2.3	†	Asset Purchase Agreement between the Registrant and Janssen Pharmaceuticals, Inc. dated April 30, 2018	2.1	Form 10-Q for the fiscal quarter ended June 30, 2018 (001-33389)	August 7, 2018
3.1		Amended and Restated Certificate of Incorporation of the Registrant, as amended and restated through September 10, 2018	3.1	Form 8-K (001-33389)	September 10, 2018
3.2		Amended and Restated Bylaws of the Registrant, as further amended	3.2	Form 10-Q for the fiscal quarter ended June 30, 2018 (001-33389)	August 7, 2018

		Incorporation by reference
Exhibit Number	Description	Exhibit	Form	Filing Date
3.3	Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Registrant	3.3	Form 8-A (001-33389)	March 28, 2007
4.1	Specimen Common Stock Certificate of the Registrant	4.1	Form 10-K/A for the fiscal year ended December 31, 1996 (001-33389)	April 16, 1997
4.2	Preferred Stock Rights Agreement, dated as of December 30, 2019, between the Registrant and Computershare Trust Company, N.A.	4.1	Form 8-K (001-33389)	December 31, 2019
4.3	Indenture dated as of May 21, 2013, by and between the Registrant and Deutsche Bank Trust Company Americas, as trustee	4.1	Form 8-K (001-33389)	May 21, 2013
4.4	Form of 4.50% Convertible Senior Note due May 1, 2020 (included in Exhibit 4.3)	4.2	Form 8-K (001-33389)	May 21, 2013
4.5	Indenture, dated as of June 8, 2018, among the Registrant, the other guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent	4.1	Form 8-K (001-33389)	June 11, 2018
4.6	First Supplemental Indenture, dated as of October 11, 2018, among the Registrant, as issuer and U.S. Bank National Association, as trustee and collateral agent	4.3	Form 8-K (001-33389)	October 17, 2018
4.7	Second Supplemental Indenture, dated as of September 30, 2019, among the Registrant, as issuer and U.S. Bank National Association, as trustee and collateral agent	4.2	Form 8-K (001-33389)	October 3, 2019
4.8	Form of 2024 Note (included in Exhibit 4.5)	4.2	Form 8-K (001-33389)	June 11, 2018
4.9	Warrant to Purchase Shares of Common Stock issued to Torreya Capital, LLC dated February 23, 2018	4.5	Form 10-Q for the fiscal quarter ended March 31, 2018 (001-33389)	May 8, 2018
4.10	Form of Athyrium Warrant, dated as of June 8, 2018	4.3	Form 8-K (001-33389)	June 11, 2018

			Incorporation by reference
Exhibit Number		Description	Exhibit	Form	Filing Date
4.11	*	Form of Warrant to be issued by the Registrant to certain shareholders of Willow Biopharma Inc.	4.9	Form 10-Q for the fiscal quarter ended June 30, 2018 (001-33389)	August 7, 2018
4.12	#	Form of Pre-Funded Warrant
4.13	#	Form of Common Warrant
4.14	#	Form of Placement Agent's Warrant
5.1	#	Opinion of Hogan Lovells US LLP
10.1	*	Form of Indemnification Agreement by and among the Registrant and the Officers of the Registrant	10.11	Form 8-B (001-33389)	June 25, 1996
10.2	*	Form of Indemnification Agreement by and among the Registrant and the Directors of the Registrant	10.1	Form 8-K (001-33389)	August 12, 2014
10.3	*	1994 Employee Stock Purchase Plan	4.2	Form S-8 (001-33389)	August 6, 2019
10.4	*	2001 Stock Option Plan and Form of Agreement thereunder	10.44	Form S-8 (001-33389)	November 15, 2001
10.5	*	2001 Stock Option Plan, as amended on July 12, 2006	10.1	Form 8-K (001-33389)	July 13, 2006
10.6	*	Form of Notice of Grant and Restricted Stock Unit Agreement under the VIVUS, Inc. 2001 Stock Option Plan	10.2	Form 8-K (001-33389)	July 13, 2006
10.7	*	2010 Equity Incentive Plan and Form of Agreement thereunder	10.7	Form 10-K for the fiscal year ended December 31, 2010 (001-33389)	March 1, 2011
10.8	*	2010 Equity Incentive Plan	4.1	Form S-8 (001-33389)	December 15, 2017
10.9	*	Stand-Alone Stock Option Agreement with Michael P. Miller dated as of April 30, 2010	10.1	Form 8-K (001-33389)	May 6, 2010
10.10	*	2018 Inducement Equity Incentive Plan	4.1	Form S-8 (001-33389)	June 1, 2018
10.11	*	Form of Agreement under the 2018 Inducement Equity Incentive Plan	10.4	Form 10-Q for the fiscal quarter ended June 30, 2018 (001-33389)	August 7, 2018
10.12	*	2018 Equity Incentive Plan	4.1	Form S-8 (001-33389)	August 6, 2019

			Incorporation by reference
Exhibit Number		Description	Exhibit	Form	Filing Date
10.13	*	Form of Restricted Stock Units Agreement under the 2018 Equity Incentive Plan	10.2	Form 10-Q for the fiscal quarter ended September 30, 2018 (001-33389)	November 1, 2018
10.14	*	Form of Stock Option Agreement under the 2018 Equity Incentive Plan	10.3	Form 10-Q for the fiscal quarter ended September 30, 2018 (001-33389)	November 1, 2018
10.15	†	Agreement effective as of December 28, 2000, between the Registrant and Tanabe Seiyaku Co., Ltd.	10.15	Form 10-K for the fiscal year ended December 31, 2012 (001-33389)	February 26, 2013
10.16		Amendment No. 1 effective as of January 9, 2004, to the Agreement effective as of December 28, 2000, between the Registrant and Tanabe Seiyaku Co., Ltd.	10.42A	Form 10-Q for the fiscal quarter ended March 31, 2004 (001-33389)	May 7, 2004
10.17		Termination and Release executed by Tanabe Holding America, Inc. dated May 1, 2007	10.61	Form 8-K (001-33389)	May 4, 2007
10.18	†	Second Amendment effective as of August 1, 2012, to the Agreement dated as of December 28, 2000, between the Registrant and Mitsubishi Tanabe Pharma Corporation (formerly Tanabe Seiyaku Co., Ltd.)	10.1	Form 8-K (001-33389)	August 10, 2012
10.19	†	Third Amendment effective as of February 21, 2013, to the Agreement dated as of December 28, 2000, between the Registrant and Mitsubishi Tanabe Pharma Corporation (formerly Tanabe Seiyaku Co., Ltd.)	10.1	Form 8-K (001-33389)	February 25, 2013
10.20		Fourth Amendment to the Agreement dated as of December 28, 2000, between the Registrant and Mitsubishi Tanabe Pharma Corporation (formerly Tanabe Seiyaku Co., Ltd.), effective as of July 1, 2013	10.1	Form 8-K (001-33389)	July 29, 2013
10.21	†	Settlement and Modification Agreement dated July 12, 2001, between ASIVI, LLC, AndroSolutions, Inc., Gary W. Neal and the Registrant	10.20	Form 10-K for the fiscal year ended December 31, 2012 (001-33389)	February 26, 2013

			Incorporation by reference
Exhibit Number		Description	Exhibit	Form	Filing Date
10.22	†	Assignment Agreement between Thomas Najarian, M.D. and the Registrant dated October 16, 2001	10.79	Form 10-K for the fiscal year ended December 31, 2009 (001-33389)	March 10, 2010
10.23	†	Master Services Agreement dated as of September 12, 2007, between the Registrant and Medpace, Inc.	10.2	Form 10-Q for the fiscal quarter ended March 31, 2013 (001-33389)	May 8, 2013
10.24	†	Exhibit A: Medpace Task Order Number: 06 dated as of December 15, 2008, pursuant to that certain Master Services Agreement, between the Registrant and Medpace, Inc., dated as of September 12, 2007	10.1	Form 8-K/A (001-33389)	July 15, 2009
10.25	†	Commercial Manufacturing and Packaging Agreement by and between the Registrant and Catalent Pharma Solutions, LLC dated as of July 17, 2012	10.1	Form 8-K (001-33389)	July 23, 2012
10.26	†	Purchase and Sale Agreement effective as of March 25, 2013, between the Registrant and BioPharma Secured Investments III Holdings Cayman LP	10.1	Form 10-Q for the fiscal quarter ended March 31, 2013 (001-33389)	May 8, 2013
10.27		Capped Call Confirmation dated May 15, 2013, by and between the Registrant and Deutsche Bank AG, London Branch	10.1	Form 8-K (001-33389)	May 16, 2013
10.28	*	Form of Amended and Restated Change of Control and Severance Agreement	10.1	Form 8-K (001-33389)	July 5, 2013
10.29	*	Form of Second Amended and Restated Change of Control and Severance Agreement	10.1	Form 8-K (001-33389)	June 24, 2015
10.30	*	Form of Third Amended and Restated Change of Control and Severance Agreement	10.5	Form 10-Q for the fiscal quarter ended June 30, 2018 (001-33389)	August 7, 2018
10.31	†	License and Commercialization Agreement dated July 5, 2013, between the Registrant and Berlin-Chemie AG	10.3	Form 10-Q for the fiscal quarter ended June 30, 2013 (001-33389)	August 8, 2013

			Incorporation by reference
Exhibit Number		Description	Exhibit	Form	Filing Date
10.32	†	Commercial Supply Agreement dated as of July 5, 2013, between the Registrant and Berlin-Chemie AG	10.4	Form 10-Q for the fiscal quarter ended June 30, 2013 (001-33389)	August 8, 2013
10.33	††	Amendment No. 1 to License and Commercialization Agreement and Commercial Supply Agreement dated May 21, 2019 between the Registrant and the Menarini Group through its subsidiary Berlin-Chemie AG	10.3	Form 10-Q (001-33389)	August 6, 2019
10.34		Agreement dated July 18, 2013, by and between the Registrant and First Manhattan Co.	10.1	Form 8-K (001-33389)	July 19, 2013
10.35	*	Letter Agreement dated July 18, 2013, by and among the Registrant, First Manhattan Co. and Peter Y. Tam	10.1	Form 8-K (001-33389)	July 24, 2013
10.36	*	Employment Agreement dated September 3, 2013, by and between the Registrant and Seth H. Z. Fischer	10.1	Form 8-K (001-33389)	September 4, 2013
10.37	*†	Confidential Separation, General Release and Post-Separation Consulting Agreement effective December 31, 2017, between the Registrant and Seth H. Z. Fischer	10.55	Form 10-K for the fiscal year ended December 31, 2017 (001-33389)	March 14, 2018
10.38	†	License and Commercialization Agreement dated as of October 10, 2013, by and between the Registrant and Auxilium Pharmaceuticals, Inc.	10.9	Form 10-Q for the quarter ended September 30, 2013 (001-33389)	November 7, 2013
10.39	†	Commercial Supply Agreement dated as of October 10, 2013, by and between the Registrant and Auxilium Pharmaceuticals, Inc.	10.10	Form 10-Q for the quarter ended September 30, 2013 (001-33389)	November 7, 2013
10.40		Letter Regarding Termination Notice dated December 30, 2015, from Auxilium Pharmaceuticals, Inc. and Endo Ventures Limited to the Registrant	10.53	Form 10-K for the fiscal year ended December 31, 2015 (001-33389)	March 9, 2016
10.41		Letter Regarding Termination Notice dated as of June 30, 2016, from Auxilium Pharmaceuticals, Inc. and Endo Ventures Limited to the Registrant	10.1	Form 10-Q for the fiscal quarter ended June 30, 2016 (001-33389)	August 4, 2016

			Incorporation by reference
Exhibit Number		Description	Exhibit	Form	Filing Date
10.42		Letter Regarding Termination Notice dated as of August 29, 2016, from Auxilium Pharmaceuticals, LLC and Endo Ventures Limited to the Registrant	10.1	Form 10-Q for the fiscal quarter ended September 30, 2016 (001-33389)	November 9, 2016
10.43	*	Letter Agreement dated November 4, 2013, by and between the Registrant and Timothy E. Morris	10.1	Form 8-K (001-33389)	November 5, 2013
10.44	†	Commercial Supply Agreement dated July 31, 2013, by and between the Registrant and Sanofi Chimie	10.8	Form 10-Q for the fiscal quarter ended June 30, 2013 (001-33389)	August 8, 2013
10.45	†	Termination, Rights Reversion and Transition Services Agreement dated March 23, 2017, by and between the Registrant and Sanofi	10.3	Form 10-Q for the fiscal quarter ended March 31, 2017 (001-33389)	May 3, 2017
10.46	†	Manufacturing and Supply Agreement dated November 18, 2013, by and between the Registrant and Sanofi Winthrop Industrie	10.45	Form 10-K for the fiscal year ended December 31, 2013 (001-33389)	February 28, 2014
10.47	††	Amendment No 1 to the Manufacturing and Supply Agreement dated May 22, 2019 between the Registrant and Sanofi Winthrop Industrie	10.2	Form 10-Q (001-33389)	August 6, 2019
10.48	†	License and Commercialization Agreement dated December 11, 2013, by and between the Registrant and Sanofi	10.46	Form 10-K for the fiscal year ended December 31, 2013 (001-33389)	February 28, 2014
10.49	†	Supply Agreement effective as of December 11, 2013, by and between the Registrant and Sanofi Winthrop Industrie	10.47	Form 10-K for the fiscal year ended December 31, 2013 (001-33389)	February 28, 2014
10.50	†	Patent Assignment Agreement, dated August 24, 2014, by and between the Registrant and Janssen Pharmaceuticals, Inc.	10.1	Form 10-Q for the fiscal quarter ended September 30, 2014 (001-33389)	November 5, 2014
10.51	*	Letter Agreement dated April 13, 2015, by and between the Registrant and Guy P. Marsh	10.1	Form 10-Q for the fiscal quarter ended June 30, 2015 (001-33389)	August 3, 2015
10.52	*	Letter Agreement dated July 20, 2015, by and between the Registrant and Wesley W. Day, Ph.D.	10.3	Form 10-Q for the fiscal quarter ended June 30, 2015 (001-33389)	August 3, 2015

			Incorporation by reference
Exhibit Number		Description	Exhibit	Form	Filing Date
10.53	*	Letter Agreement dated August 17, 2015, by and between the Registrant and Svai S. Sanford	10.3	Form 10-Q for the fiscal quarter ended September 30, 2015 (001-33389)	November 4, 2015
10.54		Lease Agreement effective December 11, 2012, by and between the Registrant and SFERS Real Estate Corp. U.	10.34	Form 10-K for the fiscal year ended December 31, 2012 (001-33389)	February 26, 2013
10.55		First Amendment to Lease effective August 30, 2016, between the Registrant and MV Campus Owner, LLC, the successor in interest to SFERS Real Estate Corp. U.	10.2	Form 10-Q for the fiscal quarter ended September 30, 2016 (001-33389)	November 9, 2016
10.56		Office Lease effective September 2, 2016, between the Registrant and AG-SW Hamilton Plaza Owner, L.P.	10.3	Form 10-Q for the fiscal quarter ended September 30, 2016 (001-33389)	November 9, 2016
10.57	†	License and Commercialization Agreement dated as of September 30, 2016, by and between the Registrant and Metuchen Pharmaceuticals LLC	10.4	Form 10-Q for the fiscal quarter ended September 30, 2016 (001-33389)	November 9, 2016
10.58	†	Commercial Supply Agreement dated as of September 30, 2016, by and between the Registrant and Metuchen Pharmaceuticals LLC	10.5	Form 10-Q for the fiscal quarter ended September 30, 2016 (001-33389)	November 9, 2016
10.59	†	Patent Assignment Agreement dated as of January 6, 2017, by and between the Registrant and Selten Pharma, Inc.	10.55	Form 10-K for the fiscal year ended December 31, 2016 (001-33389)	March 8, 2017
10.60	†	License Assignment Agreement dated as of January 6, 2017, by and between the Registrant and Selten Pharma, Inc.	10.56	Form 10-K for the fiscal year ended December 31, 2016 (001-33389)	March 8, 2017
10.61	†	Settlement Agreement dated June 29, 2017, by and between the Registrant and Actavis Laboratories FL, Inc.	10.1	Form 10-Q for the fiscal quarter ended June 30, 2017 (001-33389)	August 3, 2017
10.62		Collateral Agreement, dated as of June 8, 2018, among the Registrant, the other guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent	10.1	Form 8-K (001-33389)	June 11, 2018

			Incorporation by reference
Exhibit Number		Description	Exhibit	Form	Filing Date
10.63		Purchase Agreement between the Registrant and affiliates of Athyrium Capital Management dated April 30, 2018	10.3	Form 10-Q for the fiscal quarter ended June 30, 2018 (001-33389)	August 7, 2018
10.64	†	Amendment Nº1 to Commercial Supply Agreement dated December 7, 2018 between Sanofi Chimie and the Registrant	10.62	Form 10-K for the fiscal year ended December 31, 2018 (001-33389)	February 26, 2019
10.65		Amendment No. 1 to Collateral Agreement dated as of July 6, 2018 between the Registrant and U.S. Bank National Association, as trustee and collateral agent	10.63	Form 10-K for the fiscal year ended December 31, 2018 (001-33389)	February 26, 2019
10.66		Amendment No. 2 to Collateral Agreement dated as of October 11, 2018 between the Registrant and U.S. Bank National Association, as trustee and collateral agent	10.64	Form 10-K for the fiscal year ended December 31, 2018 (001-33389)	February 26, 2019
10.67		Amendment No. 3 to Collateral Agreement dated as of December 7, 2018 between the Registrant and U.S. Bank National Association, as trustee and collateral agent	10.65	Form 10-K for the fiscal year ended December 31, 2018 (001-33389)	February 26, 2019
10.68		Amendment No. 4 to Collateral Agreement dated as of March 20, 2019 between the Registrant and U.S. Bank National Association, as trustee and collateral agent	10.1	Form 10-Q (001-33389)	April 30, 2019
10.69		Amendment No. 5 to Collateral Agreement dated as of June 5, 2019 between the Registrant and U.S. Bank National Association, as trustee and collateral agent	10.1	Form 10-Q (001-33389)	August 6, 2019
10.70	††	Amended and Restated Know-How License and Supply Agreement dated November 3, 2017 between Janssen Pharmaceuticals, Inc. and Nordmark Arzneimittel GmbH & Co. KG	10.4	Form 10-Q (001-33389)	August 6, 2019
10.71	††	First Amendment to the Amended and Restated Know-How License and Supply Agreement dated June 26, 2019 between the Registrant and Nordmark Arzneimittel GmbH & Co. KG	10.5	Form 10-Q (001-33389)	August 6, 2019

			Incorporation by reference
Exhibit Number		Description	Exhibit	Form	Filing Date
10.72		Form of Securities Purchase Agreement, dated April 1, 2020, by and between the Company and the Purchasers	10.1	Form 8-K (001-33389)	April 2, 2020
10.73		Engagement Agreement, dated April 1, 2020, by and between the Company and H.C. Wainwright & Co., LLC	10.2	Form 8-K (001-33389)	April 2, 2020
10.74		Agreement Regarding Convertible Notes, dated as of April 29, 2020, among the Company, IEH Biopharma LLC and Deutsche Bank Trust Company Americas	10.1	Form 8-K (001-33389)	May 1, 2020
10.75	#	Form of Placement Agency Agreement
10.76	#	Form of Securities Purchase Agreement
10.77		Restructuring Support Agreement, dated May 31, 2020, by and between the Company and Icahn Enterprise Holdings L.P. (dba IEH Biopharma, LLC)	10.77	Form S-1 (333-239024)	June 8, 2020
21.1		List of Subsidiaries	21.1	Form 10-K for the fiscal year ended December 31, 2019 (001-33389)	March 3, 2020
23.1	†††	Consent of Independent Registered Public Accounting Firm
23.2	#	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included in signature page)

†
Confidential treatment granted.

††
Portions of this exhibit have been omitted pursuant to Item 601(b) of Regulation S-K.

†††
Filed herewith.

#
To be filed by amendment.

*
Indicates management contract or compensatory plan or arrangement.

(b)    Financial Statement Schedules

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or related notes, which are incorporated in this prospectus by reference.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
That, for purposes of determining any liability under the Securities Act of 1933:

(i)
the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(ii)
each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Campbell, State of California, on June 8, 2020.

VIVUS, INC.
By:	/s/ JOHN P. AMOS John P. Amos Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John P. Amos, Mark K. Oki, and John L. Slebir as his or her attorney-in-fact for him or her, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each such attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN P. AMOS John P. Amos	Chief Executive Officer (Principal Executive Officer) and Director	June 8, 2020
/s/ DAVID Y. NORTON David Y. Norton	Chairman of the Board of Directors and Director	June 8, 2020
/s/ MARK K. OKI Mark K. Oki	Senior Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	June 8, 2020
/s/ KAREN FERRELL Karen Ferrell	Director	June 8, 2020
/s/ EDWARD A. KANGAS Edward A. Kangas	Director	June 8, 2020
/s/ THOMAS B. KING Thomas B. King	Director	June 8, 2020
/s/ JORGE PLUTZKY Jorge Plutzky	Director	June 8, 2020
/s/ HERMAN ROSENMAN Herman Rosenman	Director	June 8, 2020